AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED AUGUST 18, 2022

SEISMIC CAPITAL COMPANY

11271 Ventura Blvd #479

Los Angeles, CA 91604

1 (424) 512-2200

www.seismic.company

Up to 8,909,091 shares of Common Stock*

SEE “SECURITIES BEING OFFERED” AT PAGE 41

We are offering up to 8,909,091 shares of Common Stock on a "best efforts" basis.*

	Price to public	Underwriting discount and commissions (1)	Proceeds to issuer (2)	Proceeds to other persons
Per share	$5.50	$0.055	$5.445	$0
Total Maximum*	$49,000,000	$490,000	$48,510,000	$0

(1)   The Company has engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), to perform administrative and compliance related functions in connection with this offering (the “Offering”), but not for underwriting or placement agent services. This includes the 1% commission, but it does not include the one-time fee of $5,000 for out-of-pocket expenses or the $20,000 consulting fee due 60 days after qualification of this Offering Statement payable by the Company to Dalmore. See “Plan of Distribution” for details.

(2)   Not including expenses of this Offering, which are estimated at approximately $161,700 for a fully-subscribed offering, not including state filing fees.

* This amount includes securities already issued in the amount of approximately 45,409 shares of Common Stock for gross proceeds of approximately $249,650 as of August 18, 2022.

We have engaged LendingClub Bank, National Association as an escrow agent (the “Escrow Agent”) to hold funds tendered by investors. We may hold a series of closings at which we receive the funds from the escrow agent and issue the shares to investors. This Offering will terminate at the earlier of (i) the date at which the maximum offering amount has been sold; (ii) three years from the date of qualification of this Offering Statement or (iii) the date at which the Offering is earlier terminated by the Company at its sole discretion. However, if a new offering statement is filed with the United States Securities and Exchange Commission (the “SEC”) prior to the termination of this Offering, this Offering may continue to be offered and sold until the earlier of the qualification of the new offering statement or three years and 180 days from the date of qualification of this Offering Statement. At least every 12 months after this Offering has been qualified by the SEC, the Company will file a post-qualification amendment to include its recent financial statements. The Offering is being conducted on a best-efforts basis without any minimum target. We may undertake one or more closings on a rolling basis, if we do so, we anticipate after the initial closing to hold closing at least on a monthly basis. After each closing, funds tendered by investors will be available to us, and since there is no minimum offering amount, we will have access to these funds even if they do not cover the expenses of this Offering.

The minimum investment amount for our Common Stock is $1,000.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

This offering is inherently risky. See “Risk Factors” on page 11.

Sales of these securities commenced on August 27, 2021.

This Offering Circular follows the Offering Circular format.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company.

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

Please carefully read the information in this Offering Circular and any accompanying Offering Circular supplements, which we refer to collectively as the Offering Circular. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with different information. This Offering Circular may only be used where it is legal to sell these securities. You should not assume that the information contained in this Offering Circular is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

This Offering Circular is part of an offering statement that we filed with the SEC. Periodically, as we make material investments, or have other material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. We intend to file Supplements to this Offering Circular to provide information about potential acquisitions in addition to those described in this Offering Circular. See the section entitled “Ongoing Reporting and Supplements to this Offering Circular” for more details.

The offering statement and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov, or on the Company’s website, www.seismic.company. The contents of the Company’s website (other than the offering statement, this Offering Circular and the appendices and exhibits thereto) are not incorporated by reference in or otherwise a part of this Offering Circular.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Offering Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “The Company’s Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

•	overall strength and stability of general economic conditions and of the digital industry generally;

•	changes in the competitive environment, including new entrants;

•	our ability to become profitable;

•	our ability to effectively execute our business plan;

•	changes in laws or regulations governing our business and operations;

•	our ability to maintain adequate liquidity and financing sources and an appropriate level of debt on terms favorable to our Company;

•	costs and risks associated with litigation;

•	changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could have an effect on our financial conditions;

•	other risks described from time to time in periodic and current reports that we file with the Commission.

This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but not exhaustive. New risk factors and uncertainties not described here or elsewhere in this Offering Circular, including in the sections of entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” may emerge from time to time. Moreover, because we operate in a competitive and rapidly changing environment, it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. The forward-looking statements are also subject to the risks and uncertainties specific to the Company including but not limited to the fact that we have limited operating history and a small management team. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this Offering Circular may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements.

This Offering Circular contains estimates and statistical data that we obtained from industry publications and reports. These publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information, and you are cautioned not to give undue weight to such estimates. Although we believe the publications are reliable, we have not independently verified their data. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

You should read this Offering Circular and the documents that we reference and have filed as exhibits to the offering statement of which this Offering Circular is a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect.

Should one or more of the risks or uncertainties described in this Offering Circular occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this Offering Circular are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this Offering Circular.

OFFERING SUMMARY

This Offering summary highlights material information regarding our business and this Offering. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire Offering Circular carefully, including the “Risk Factors” section before making a decision to invest in our Common Stock.

In this Offering Circular, the term “Seismic,” “we,” or the “Company” refers to Seismic Capital Company. The term “Offering” refers to the offer of Common Stock offered pursuant to this Offering Circular. The Company’s website is not incorporated into this Offering Circular. On December 30, 2020, the Company effected a 1-for-4 reverse stock split; all the share numbers in this Offering Circular are on a post-split basis.

Summary

Seismic is a newly formed Delaware corporation. Our business plan is to find, invest in, engage in business through, and grow early stage companies we believe have the ability to disrupt their marketplaces. Our goal is to turn seismic ideas into disruptive successful companies.

We plan to raise up to $49 million in this Offering and use the capital to invest in at least one of the 14 companies that we describe below in “The Company’s Business – Our Current Status” (the “Prospective Portfolio Companies”). Our intention is to majority own, control and be actively engaged in the businesses of our operating subsidiaries. We will provide them, as needed or appropriate, management, marketing and technical support, office space, employment human resources and payroll services, legal and accounting services, transaction advisory and investment banking services, sales guidance and support, management and advisory services, and other types of mentoring support. Unlike short-term incubator programs typically hosted by universities or sponsored by local economic development organizations, we plan to stay involved with our portfolio companies for a much longer period of time – approximately three to seven years on average. We seek highly promising opportunities and look beyond short-term financial return. We believe that our focus and ability to seek disruptive companies and winning teams, and to create a platform of portfolio companies aimed at causing seismic disruption in their market, will allow us to generate an attractive rate of return for our investors. We will manage our assets so as not to become an “investment company” as that term is defined in the Investment Company Act of 1940 (the “Investment Company Act”).

As of the date of this Offering Circular, we have begun to put in place the cornerstones of our business plan: an experienced legal and accounting team to help put the proper procedures and business processes in place at every portfolio company, a suite of benefits and human resources management resources, mentoring, sales and marketing management, technology design and infrastructure support, and advisors on every aspect of building a business from diversity and inclusion to programming design to incubator management. Further, in order to execute on our business plan of creating a diversified holding company, we have reviewed more than 100 prospective portfolio companies, and we have commenced initial discussions with eight companies, with respect to five of which potential acquisitions we have signed either a non-binding letter of intent or a non-binding memorandum of understanding. On December 30, 2020, the Company effected a 1-for-4 reverse stock split.

Market Opportunity

The COVID-19 pandemic and concurrent economic slowdown are causing shifts in every area of society. We expect a huge increase in creativity and in re-thinking how business is done and how people navigate their daily lives. We are poised to foster some of the growth and change that is anticipated. We believe there are many industries, niches, and processes ripe for disruption. Here are just a few examples:

•	mobile cash services targeted at unbanked populations;

•	educational digital testing and student performance optimization;

•	brand engagement through online gaming and cellular network utilization;

•	trusted proprietary platform for managing corporate shareholders and share transfers; and

•	short-form video content platform for social media entertainment marketing.

Our Strategy

We believe the winning strategy is to partner with highly motivated management teams and disruptive entrepreneurs. Success of our business model is premised on the following:

•	Portfolio Company Selection – Investing in companies with a developed technology, service or product, at least one customer, and two to three years of business activities enhances the likelihood of success. We believe start-up companies face the highest risks of failure during the first two to three years of its operating history, and that inability to attract customers is often a primary reason for failure. The companies we have identified as potential acquisitions generally have at least two to three years of business activities, a developed product or service, and at least one customer. Our strategy is to time our investment to provide traction, and not resuscitation for these companies.

•	Realistic Time Horizons – Our value proposition is compelling when compared to that found in typical incubator programs. Unlike typical business incubators and accelerators, we plan to provide patient capital and stay invested in our portfolio companies for a much longer period of time. We are more focused on helping seismic ideas grow into disruptive successful companies than short-term financial returns. Further, we intend to make most of our investments in a manner that will remove some of the pressures felt by portfolio companies of other types of entities (e.g., funds) to realize a fast return. Specifically, our expectation is that we will generally hold our companies from three to seven years, although we may also invest in companies that we expect will monetize quickly through a sale or move to profitability and positive cash flow. We do not anticipate paying dividends up to the holding company. Our strategy is not to use debt to make our investments or to impose management, bonus or other fees on our investee companies.

•	Nurturing and Advising – Our collaborative and consensus-seeking approach is an approach that we believe is much preferred to the protective provisions typically required by venture capital firms. We believe in collaboration with winning management teams, and that includes achieving consensus with our subsidiaries on all major corporate decisions. A typical venture capital investment requires certain protective provisions in the portfolio company’s governing documents. These provisions generally require the venture capital firm’s approval for all major corporate events such as sale of the company, additional financings, mergers and acquisitions, material employment agreements, material joint ventures, and other relationships, regardless of the size of the firm’s equity stake in the portfolio company. We, on the other hand, even in the case where we hold a majority equity position, believe that all such major corporate events should require approval of a super-majority of the Board of the Directors (or managers in the case of limited liability companies) and the outstanding shares of our subsidiaries.

•	Mitigating Risks for Failure – The suite of value-added services we offer to our portfolio companies will enhance their likelihood of success. For our operating subsidiaries, we will wrap them with our support and services (see “Business - Our Strengths and Competitive Advantages”) that will increase their competitive advantages. For our other portfolio companies that are not our subsidiaries, we will offer them access to the same support and services, and if accepted, we believe these benefits will not only mitigate their risks for failure but enhance their likelihood of success.

•	Recognizing High Probabilities of Scale – Our platform of portfolio companies in the digital space will allow us to achieve economies of scale. To the extent that we have multiple portfolio companies, we expect to be able to negotiate for better pricing and enhanced services from our various vendors. For instance, we will be in a much better position to negotiate group rates on behalf of our portfolio companies with third-party human resources benefits providers. We expect to be able to purchase higher-quality and more comprehensive human resources benefits for employees of our portfolio companies than these companies can on an individual basis. We expect the same to hold true across the range of goods and services that companies generally buy and negotiate for, including technology (hardware, software and infrastructure), telecommunications, office space and supplies, travel, outside legal, accounting, placement fees, marketing and advertising, and employee perks, to name a few. We also expect that if we have 100 employees or more across the portfolio, it will become easier to attract key talent to help transform startups into thriving growth companies.

•	Multiple Bottom Lines – We offer attributes that will increase likelihood of long-term and outsized success. Because there is no agreed, strict definition of an ESG (environmental, social and corporate governance) investing, we cannot claim strict adherence to a set of ESG principles. But we do believe in socially responsible investing, and we seek to put ESG principles into practice. We will select companies doing good work and whose business at a minimum is not causing harm to the environment, society, or the industry. Seismic change can appear to shake up an industry but we see that as a positive change. Further, we will choose founders and entrepreneurs who understand that diversity of thought breeds success which is best achieved with a diverse workforce. Pay levels, ethical treatment of the entire value chain, and transparency are additional attributes that we offer and value. We believe that these values increase the likelihood of long-term and outsized success.

Our Strengths and Competitive Advantages

We believe our competitive strengths lie in the “blue-chip” benefits we confer and make available to all our portfolio companies. We believe that these benefits will greatly enhance their likelihood of success. Some of these benefits include:

•	Enthusiastic, supportive, and patient capital – Unlike other capital providers who may be more focused on short term financial returns, we plan to provide enthusiastic, supportive, and patient capital. Through mentorship, we will also coach management on how to raise subsequent rounds of financing for their own organic growth, growth through acquisitions, management buyouts, or other material events.

•	Operational support, if needed – Many of our principals and advisors are serial entrepreneurs and veterans in technology, information design and infrastructure, banking, corporate finance, and business incubator business. If needed, we will provide a wide range of operational support that may include management, marketing and technical support, office space, employment human resources and payroll services, legal and accounting services, transaction advisory and investment banking services, sales guidance and support, management and advisory services, and other types of mentoring support, including access to governmental lobbying where needed and diversity training and management. We believe the winning formula is to remove some of the operational challenges common to early stage companies that may distract management from growing the business.

•	Mentorship – We promote idea exchange, coaching and collaboration. We plan to be active participants in all material aspects of our operating subsidiaries’ business. We believe that each of our portfolio companies has a unique business or market advantage and we plan to nurture that advantage and coach management on how to best leverage this advantage. Wherever possible, we also plan to encourage our portfolio companies to collaborate for mutual benefits.

•	Network of professionals – Our network stems from long-term relationships. This includes clients and senior managers across industries and disciplines, influencers, business developers, product designers and developers, and board members. We plan to customize our deployment of our deep and extensive networks to each portfolio company, and help them open doors and opportunities to sales and partnerships.

The Offering

The Offering is for Common Stock of Seismic Capital Company. The rights of the Common Stock are described more fully in “Securities Being Offered.”

Securities offered	Maximum of 8,909,091 shares of Common Stock (1)

Shares of Common Stock outstanding as of August 18, 2022	26,724,861 shares (1)(2)

Shares of Common Stock outstanding after the offering	35,588,543 shares (1)(3)

Delivery of the Shares	Shares will be delivered by book entry.

Use of proceeds	The net proceeds of this Offering will be used for investment in at least one of the Prospective Portfolio Companies, and additional Prospective Portfolio Companies depending on the amount raised. If we raise an aggregate of $5 million or more through sale of equity securities, we will be required to pay up to an aggregate of $875,000 in signing bonus to our executive officers. See “Compensation of Directors and Executive Officers – Employment Agreements” and “Use of Proceeds.”

(1)	Includes the issuance of approximately 45,409 shares of Common Stock for gross proceeds of approximately $249,650 as of August 18, 2022.
(2)	Includes 3,937,500 shares of Common Stock held by our four co-founders which are subject to a Company repurchasing option over the next year.
(3)	Does not include securities that Company intends to offer pursuant to private placements under Regulation D under the Securities Act.

Implications of Being an Emerging Growth Company

As an issuer with less than $1 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant if and when we become subject to the ongoing reporting requirements of the Exchange. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•	will not be required to obtain a non-binding advisory vote from our securityholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

Risks Relating to Our Business

•	We are a brand-new Company with no operating history, which may make it difficult for investors to evaluate our business model and to assess our future viability.

•	We have concluded that substantial doubt exists regarding our ability to continue as a going concern.

•	Investors will have no opportunity to evaluate or approve our acquisitions or investments.

•	Our business strategy depends in large part on our ability to purchase controlling equity stakes in early stage companies at a reasonable price.

•	We intend to hold our portfolio companies for a long period of time and intend to limit our use of leverage in purchasing our portfolio companies.

•	We may never generate sufficient income to become profitable.

•	Our business model may require us to have higher operational costs than other business incubators or accelerators.

•	Our integrity and accountability standards may negatively affect our bottom-line results.

•	If we are deemed an “investment company” under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted.

•	If we fail to raise the funds we need to make acquisitions, or fail to become profitable or are unable to sustain profitability on a continuing basis, then we will need to significantly delay, scale back or discontinue the anticipated levels of our acquisitions and operations.

•	Our success will depend on our executive officers and loss of any of our executive officers may prevent us from executing our business strategy successfully.

•	Our business may be adversely affected by competitive market conditions and we may not be able to adapt our business strategy to a changing economy during a global pandemic.

•	The novel coronavirus (COVID-19) pandemic and concurrent economic slowdown may have an unexpected effect on our business, financial condition, and results of operations.

Risks Relating to the Offering and Ownership of Our Shares

•	There is no current market for our securities.

•	Investors in this Offering may experience immediate and substantial dilution.

•	Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

•	We have broad discretion in the use of the net proceeds from the offering and may not use them effectively.

•

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of California and our Certificate of Incorporation has a forum selection provision that requires disputes be resolved in the Court of Chancery in the State of Delaware, regardless of convenience or cost to you, the investor.

•	Investors in this Offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

•	There is no minimum amount set as a condition to closing this Offering.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this offering circular before deciding whether to invest in our securities. The risks and uncertainties described in this offering circular are not the only ones we face. We are also subject to all the same risks that all companies in the current economy are exposed to. These include risks relating to starting a business, and conducting business during a global pandemic, economic downturns, political and economic events and technological developments (such as cyber-attacks and the ability to prevent those attacks). Additionally, early-stage companies are inherently riskier than more developed companies.

Additional risks and uncertainties that we are unaware of or that we believe are not material at this time could also materially adversely affect our business, financial condition or results of operations. See also the information contained under the heading “Cautionary Note Regarding Forward-Looking Statements.” If any of the events discussed in the risk factors below or elsewhere in this offering circular occur, it could have a material and adverse impact on our business, results of operations, financial condition and cash flows. If that were to happen, you could lose all or part of your investment.

Risks Relating to Our Business

We are a brand-new Company with no operating history, which may make it difficult for investors to evaluate our business model and to assess our future viability.

We are a newly formed Company with no operating history upon which an evaluation of our past performance and future prospects can be made. Our operations to date have been limited to organizing the Company, identifying and assembling our Board of Advisors, engaging in activities related to financings, including this Offering, identifying and providing strategic assistance to appropriate portfolio companies, negotiating term sheets and designing the structure and documentation under which we will execute our transactions and operate our companies. There is no assurance that we can execute our business strategy successfully or that we will ever be profitable.

We have concluded that substantial doubt exists regarding our ability to continue as a going concern

We were incorporated on July 1, 2020 and, as of the date of this Offering Circular, we have not generated any revenues and our operations have been funded through advances from our officers and seed investments. As of December 31, 2021, we have negative working capital of $4,235,804 and an accumulated deficit of $5,131,696. As such, substantial doubt exists regarding our ability to continue as a going concern for a period of at least twelve months from the date of this filing. Our failure to raise additional short-term capital could have a negative impact on not only our financial condition but also our viability.

Investors will have no opportunity to evaluate or approve our acquisitions or investments.

Our business model requires us to identify and actively pursue winning management teams and disruptive entrepreneurs in early stage companies aimed at causing seismic disruption in the digital industry. Although we have entered into non-binding letters of intent with certain companies regarding possible investment subject to due diligence among other things and have identified the other Prospective Portfolio Companies (see “The Company’s Business – Our Current Status”), we have no commitments to enter into any contract with any of them. Since our relationship with these prospective targets do not rise to the level of a “probable” acquisition at this time, their financial statements are not made available to our investors. As a result, there is no information regarding the performance of any particular company that you can evaluate when determining whether to invest in us, and investors will generally not have an opportunity to evaluate or approve our acquisitions or investments. You must rely solely on us and our executive officers with respect to the selection, amount and economic merits of each potential acquisition. Further, our business plan is reliant on investing in at least one of those companies; should we be unable to acquire even one of those companies, it will negatively impact our financial condition and our viability.

Our business strategy depends in large part on our ability to purchase controlling equity stakes in early stage companies at a reasonable price.

Our business model requires us to own and hold in most cases a controlling equity position in promising early stage companies with a developed service or product, at least one customer and two to three years of business activities. There are no assurances that we have identified targets that fit these target investment criteria, and even if we have, that the transactions under review by us will be concluded successfully. We plan to make investments shortly after the Offering. However, there are no assurances that we will be able to do so, or if so, at an attractive valuation.

We intend to hold our portfolio companies for a long period of time and intend to limit our use of leverage in purchasing our portfolio companies.

In “Our Strategy” we detail our business plan, which includes both holding our investments over a long horizon and limiting the use of leverage or equity sales to purchase an investment. This means that you may not see a return in your investment in the short-term or at all. Further, while we believe limiting leverage is prudent from a risk perspective and will enable us to be patient with our portfolio as we work on developing those companies, it also means that upside potential from any company may be muted.

We may never generate sufficient income to become profitable.

Our ability to become profitable will depend, among other things, upon our ability to successfully identify, evaluate, and purchase a controlling stake in promising early stage companies at a fair price, and later to monetize that stake. Even if we are able to successfully do these and other things that are within our control, there are a lot of factors beyond our control that could impact our ability to generate income or cash flows or be profitable, including those discussed in these risk factors. In addition, there are numerous risks and uncertainties associated with investing in early stage companies. Notwithstanding our mentorship and value-added services, there are no assurances that these early stage companies will succeed or can execute a successful exit strategy. We are unable to predict when or whether we will be able to achieve or maintain profitability. We have no history or track record to demonstrate, and we can make no assurances that our business model will be successful. Consequently, it will be difficult for anyone to predict our future success, performance or viability.

Our business model may require us to have higher operational costs than other business incubators or accelerators.

We intend to conduct our operations so that we are not required to register as an investment company under the Investment Company Act. Therefore, in most cases, we will invest and hold a controlling stake in early stage operating companies and these companies will become majority-owned subsidiaries of ours as a result. While we will likely hold minority equity positions in some of our portfolio companies, we plan to invest in, hold or own such “investment securities” representing not more than 40% of our total assets on an unconsolidated basis, excluding cash and government securities at any time (the “40% asset test”). Our business model requires us to develop and implement robust internal procedures to track compliance with this 40% asset test on an ongoing basis so that we are not deemed to be an “investment company” under the Investment Company Act. Some of these robust internal procedures will include:

•	assessing and managing material risks associated with fair value determinations of our assets;

•	selecting, applying, and testing fair value methodologies;

•	overseeing and evaluating any pricing services used;

•	adopting and implementing policies and procedures; and

•	maintaining certain records deemed necessary for period-to-period comparisons.

Our operating costs may be higher than those of typical business incubators and business accelerators without similar procedures. In the event that outside financial, appraisal, valuation or pricing services are engaged, we will incur additional expenses.

We also do not plan to charge our majority-owned subsidiaries the cost of administration of our value-added services such as, employee health and dental insurance, corporate legal and accounting assistance, office and conference space and the like. Instead, we will bear such costs of administration which could cause our operating costs to be higher than they otherwise would be.

Our integrity and accountability standards may negatively affect our bottom-line results.

A core tenet of our business model is to advance diversity and inclusion. We will seek to become a “Certified B Corporation,” balancing purpose and profit, considering the impact of our decisions on our employees, customers, suppliers, community, and the environment, and becoming part of a community of leaders that uses business as a force for good. However, there can be no assurances that we will be successful in implementing this strategy or in reaching the status of a “Certified B Corporation” at any time. We believe that more and more companies are signing on to similar underlying operating principles. However, there is no evidence at this time that investors will derive any direct benefits from our status as a “Certified B Corporation.” In our pursuit of protecting the environment and our communities, contributing to a world with less inequality and poverty, better health, greater human connections and more jobs with purpose and dignity, we may make decisions that may be incrementally more expensive to implement, and that may make it difficult for investors to compare us with our competitors that are pursuing bottom-line-only business strategies.

If we are deemed an “investment company” under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted.

In connection with the Section 3(a)(1)(A) and Section 3(a)(1)(C) analysis under the Investment Company Act, the determination of whether an entity is a majority-owned subsidiary of our Company is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting security as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We intend to treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries. The Investment Company Act does not define “voting securities” in the context of a limited liability company structure.

By reference to such term as defined in Investment Company Act as applicable to corporations, we will treat as majority-owned subsidiaries limited liability companies of which our, or our wholly-owned or majority-owned subsidiary’s equity ownership entitles us (directly or through the subsidiary) to elect the manager or at least a majority of a board of managers (in a manager-managed entity), or we or our majority-owned subsidiary constitutes the managing member (in a member-managed entity). We reached our conclusion on the basis that the membership interests in a limited liability company entitling the election or appointment of managers or managing members, as applicable, are the functional equivalent of voting securities in a corporation. We have not asked the SEC staff for concurrence of our analysis and it is possible that the SEC staff could disagree with any of our determinations. If the SEC staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets. Any such adjustment in our strategy could have a material adverse effect on us.

Furthermore, although we plan to develop and implement robust internal procedures to track compliance with this 40% asset test on an ongoing basis so that we are not deemed to be an “investment company” under the Investment Company Act. There can be no assurances that our procedures will be effective at all times. If such measures or procedures proved to be ineffective, we could be forced to adjust our business strategy, which could limit our ability to make certain investments or require us to sell assets in a manner, at a price or at a time that we otherwise would not have chosen. This could negatively affect the sustainability of our business model.

If we were at any time required to register and function as a regulated investment company under the Investment Company Act, we would have to comply with a broad range of regulatory requirements, including limitations on our capital structure and our ability to borrow; restrictions on our investments; limitations on the composition of our board of directors; and reporting, record-keeping and disclosure obligations. If we were required to register as an investment company but failed to do so, we could be prohibited from engaging in our business, and criminal and civil actions could be brought against us.

Registration with the SEC as an investment company would be costly, would subject us to a host of complex regulations and would divert attention from the conduct of our business, which could materially and adversely affect us. In addition, if we purchase or sell our assets to avoid becoming an investment company under the Investment Company Act, our net asset value, the amount of funds available for investment and our ability to make distributions could be materially adversely affected.

If we fail to raise the funds we need to make acquisitions, or fail to become profitable or are unable to sustain profitability on a continuing basis, then we will need to significantly delay, scale back or discontinue the anticipated levels of our acquisitions and operations.

Even if this Offering is successful, we may need to raise additional capital to make additional acquisitions of Prospective Portfolio Companies. If planned operating levels are changed, higher operating costs are encountered, more time is needed to implement the plan, or less funding than anticipated is received, additional funds may be required to execute our business plan. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may be forced to curtail our acquisitions, or significantly delay, scale back or discontinue our operations. If we raise additional funds through the issuance of additional equity or debt securities, it could result in dilution to our existing investors or fixed payment obligations that could reduce our ability to fund our other operations. Furthermore, these securities may have rights senior to your Shares and could contain covenants that would restrict our operations and potentially impair our competitiveness, such as limitations on our ability to incur additional debt. Any of these events could significantly harm our business, financial condition and prospects. There is no minimum offering amount for this Offering, and therefore no guarantee that we will be able to make meaningful investments from the amount raised, or even cover the costs of this Offering.

Our success will depend on our executive officers and loss of any of our executive officers may prevent us from executing our business strategy successfully.

Our Chief Executive Officer, Steven Weinstein and our President, Eric White have over 60 years of combined experience working with companies in various stages of development. They both have raised capital for their own ventures, invested in others, and connected Company sponsors with funding sources. Together with our Chief Financial Officer, Alice Neuhauser, and our Senior Vice President, Yann Geron, our executive management team has deep knowledge and experience in all aspects of business operations. Moreover, our Board of Advisors is comprised of serial entrepreneurs and veterans in the technology, information design and infrastructure, banking, corporate finance, business incubator, diversity and lobbying business. Our strategy is to give all our portfolio companies access to our suite of support, mentorship and services so as to help them remove some of the operational challenges common to early stage companies, and in turn enhance their likelihood of success. Loss of any of our executive management team or advisors may prevent us from executing our business strategy successfully.

Our business may be adversely affected by competitive market conditions and we may not be able to adapt our business strategy to a changing economy during a global pandemic.

We face competition with business incubators, business accelerators, angel investors, venture capital funds and other capital providers. Companies may give more time and attention to other potential investors which are better funded or better known, or have a longer operational history than us. There are no assurances that any of the possible transactions under review by us will be concluded successfully. Even if we are successful in making the investment, competition may compel us to pay prices that are higher than what would otherwise be the case. Success of our business strategy will also depend on our ability to anticipate and keep up with technological developments in the digital world and the changing economy during a global pandemic. If we are unable to implement our strategy successfully or properly react to changes in market conditions, our financial condition, results of operations and cash flows could be adversely affected.

The novel coronavirus (COVID-19) pandemic and the concurrent economic slowdown may have an unexpected effect on our business, financial condition, and results of operations.

In March 2020, the World Health Organization declared COVID-19 a global pandemic, and governmental authorities around the world have implemented measures to reduce the spread of COVID-19. These measures have adversely affected workforces, customers, supply chains, consumer sentiment, economies, and financial markets, and, along with decreased consumer spending, have led to an economic downturn across many global economies.

The COVID-19 pandemic has rapidly escalated in the United States, creating significant uncertainty and economic disruption, and leading to record levels of unemployment nationally. Numerous state and local jurisdictions have imposed, and others in the future may impose, shelter-in-place orders, quarantines, shut-downs of non-essential businesses, and similar government orders and restrictions on their residents to control the spread of COVID-19. Such orders or restrictions have resulted in temporary facility closures, work stoppages, slowdowns, and travel restrictions, among other effects, thereby adversely impacting our operations. In addition, we expect to be affected by a downturn in the U.S. economy, which could have an adverse impact on our ability to make acquisitions and may have a significant impact on our business operations and financial results.

The extent to which COVID-19 ultimately impacts our business, financial condition and results of operations will depend on future developments, which are highly uncertain and unpredictable, including new information which may emerge concerning the severity and duration of the COVID-19 outbreak and the effectiveness of actions taken to contain the COVID-19 outbreak or treat its impact, among others. Additionally, the extent to which COVID-19 ultimately impacts our operations will depend on a number of factors, many of which will be outside of our control. The COVID-19 outbreak is evolving, and new information emerges daily; accordingly, the ultimate consequences of the COVID-19 outbreak cannot be predicted with certainty.

Risks Relating to the Offering and Ownership of Our Shares

There is no current market for our securities.

There is no formal marketplace for the resale of our securities. Our Shares may be traded to the extent any demand and/or trading platform(s) exists. However, there is no guarantee there will be demand for the Shares, or a trading platform that allows you to sell them. We currently do not have plans to apply for or otherwise seek trading or quotation of our Shares on an over-the-counter market. However, there are several companies developing alternative trading systems that focus on shares sold in Regulation A offerings. To date, none of those platforms have developed or developed in a way that would provide liquidity. Even if such a platform develops for secondary trades in our Shares, there may not be sellers for your shares at your desired price or at any price at all. It is also hard to predict if we will ever be acquired by a bigger company. Investors should assume that they may not be able to liquidate their investment or pledge their shares as collateral for some time. Due to the illiquid nature of the Shares, investors should be prepared to hold the Shares for an indefinite period of time.

Investors in this Offering may experience immediate and substantial dilution.

Prior to this Offering and taking into account the stock split, 26,250,000 shares of Common Stock were issued to our founders for an aggregate initial investment of $1,050, and we issued 362,268 shares of Common Stock to seed investors for $1,083,509. Since our Common Stock immediately prior to this Offering were sold at a per share price substantially lower than that offered in this Offering, investors in this Offering will suffer immediate and substantial dilution. For instance, if this Offering is fully subscribed, new investors in this Offering will own approximately 25.03% of the then outstanding shares of Common Stock, but will have paid approximately 97.84% of the total consideration for our outstanding shares. In other words, if there is profit available to be distributed, investors in this Offering will receive only 25.03% of the profit, while if there are losses, those investors will bear almost the entire loss while the existing shareholders will lose only a small initial investment. Moreover, the Company intends to sell shares in private placements at a discount to the price per share in this offering. If additional shares are sold to seed investors or in those private placements, that would further dilute the shares sold in this Offering, including reducing the amount of profit, if any, new investors would be entitled to. See “Dilution.”

We have broad discretion in the use of the net proceeds from this Offering and may not use them effectively.

We intend to use substantially all of the net proceeds from this Offering to invest in and engage in business through Prospective Portfolio Companies. If we raise an aggregate of $5 million or more through sale of equity securities, we will be required to pay up to an aggregate of $875,000 in signing bonus to our executive officers. See “Compensation of Directors and Executive Officers – Employment Agreements” and “Use of Proceeds.” We will have broad discretion in the application of any remaining net proceeds, including working capital, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our investors disagree. The failure by our management to apply these funds effectively could adversely affect our business and financial condition. Pending their use, we may invest the net proceeds from this Offering in a manner that does not produce income or that loses value. These investments may not yield a favorable return to our investors.

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Investors in this offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. See “Plan of Distribution and Selling Securityholders.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The SEC’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of California and our Certificate of Incorporation has a forum selection provision that requires disputes be resolved in the Court of Chancery in the State of Delaware, regardless of convenience or cost to you, the investor.

In order to invest in this offering, investors agree to resolve disputes arising under the subscription agreement in state or federal courts located in the State of California, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement, including those related federal securities laws. Further, our Certificate of Incorporation contains an exclusive forum provision for certain lawsuits including any derivative action brought on behalf of the Company; see “Plan of Distribution and Selling Securityholders – Forum Selection Provisions.” Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that these exclusive forum provisions apply to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context.

The exclusive forum provision in the certificate of incorporation does not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

For both instruments, investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder. These forum selection provisions may limit your ability to obtain a favorable judicial forum for disputes with us.   Alternatively, if a court were to find a provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Investors in this Offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

Investors in this Offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the Company arising out of or relating to the agreement, including any claims made under the federal securities laws. By signing the agreement, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel. However, investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which governs the agreement, by a federal or state court in the State of California. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against the Company in connection with matters arising under the agreement, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the Company. If a lawsuit is brought against the Company under the agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms the agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of the Company’s securities or by the Company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

The jury trail waiver only applies to claims against the Company arising out of or related to the subscription agreement. As the provisions of the subscription agreement relate to the initial sale of the securities, subsequent transferees will not be bound by the subscription agreement and therefore to the conditions, obligations and restrictions thereunder, including the jury trial waiver.

There is no minimum amount set as a condition to closing this Offering.

Since this is a “best efforts” offering with no minimum, we will have access to any funds tendered. This might mean that any investment made could be the only investment in this Offering, leaving the Company without adequate capital to pursue its business plan or even to cover the expenses of this Offering.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically issues shares to its founders, early employees, and advisors at a very low cash cost because they are contributing their money, time and energy at below market rates (i.e., sweat equity) and risking their money, reputations, and careers on behalf of the company. When we seek cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than our founders and early employees. In addition, the price of this round of financing is higher than our prior financings, which means that the cash value of your equity stake is diluted because each share of the Common Stock is worth the same amount, and you paid more for your shares than earlier investors did for theirs. Dilution may also be caused by pricing securities at a value higher than book value or expenses incurred in the offering.

When the Company was first formed in July 2020, 26,250,000 shares of Common Stock of the Company were sold to our four co-founders and executive officers for an initial aggregate investment of $1,050 (“Founders’ Shares”). Pursuant to the Founder Stock Purchase Agreements, dated July 1, 2020, the Company has the sole option to repurchase from our founders an aggregate of 6,562,500 shares on July 1, 2021, an additional 6,562,500 shares on July 1, 2022, and an additional 3,937,500 shares on July 1, 2023, at the then fair market value of the Common Stock upon the occurrence of certain events.

Dilution Table

Our net tangible book deficit as of December 31, 2021 was $(4,235,804) or $(0.159) per share of outstanding Common Stock after giving effect to the stock split. Net tangible book value is calculated as tangible assets less tangible liabilities. Without giving effect to any changes in the net tangible book value other than the sale of the maximum number of shares sold for cash in this Offering at the price of $5.50 per share, and deducting the total estimated offering expenses and underwriting and a bonus to founders of $875,000, our pro forma net tangible book value as of December 31, 2021 would have been $41,526,344 or $1.169 per share of outstanding common stock.  Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of our shares in this Offering and the net tangible book value per share of our Common Stock immediately afterwards.  This represents an immediate increase of $1.328 per share of Common Stock to our earlier investors and an immediate dilution of $4.331 per share of Common Stock to the new investors in this Offering.

The following table illustrates this per share dilution at the various threshold amounts raised in this Offering.

	$5 million Raise	$10 million Raise	$25 million Raise	$49 million Maximum Amount Raise
Initial Price to Public	$5.50	$5.50	$5.50	$5.50
Net Tangible Book Value as of December 31, 2021 (1)	$(0.159)	$(0.159)	$(0.159)	$(0.159)
Increase in Net Tangible Book Value per Share Attributable to New Investors in this Offering	$0.143	$0.309	$0.754	$1.328
As Adjusted Net Tangible Book Value per Share After this Offering	$(0.017)	$0.150	$0.595	$1.169
Dilution in Net Tangible Book Value per Share to New Investors	$5.517	$5.350	$4.905	$4.331

(1)            Does not reflect any shares issued or to be issued after December 31, 2021, including an aggregate of 74,998 shares issued to seed investors subsequent to December 31, 2021 and shares that may be sold in private placements.

Future dilution

Another important way of looking at dilution is the dilution that happens due to our future actions. The investor’s stake in a company could be diluted due to our issuing additional shares. In other words, when we issue more shares, the percentage of the company that you own will go down, even though our value and your shareholding may go up. You will own a smaller piece of a larger company. This increase in the number of shares outstanding could result from a stock offering (such as an initial public offering, another financing round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If we decide to issue more shares, an investor could experience value dilution, with each share being worth less than before, and will experience control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if we offer dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into our Company).

The type of dilution that hurts early-stage investors most occurs when a company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2019, Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

•	In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

•	In June 2020, the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they receive more shares for their investment. Investors should pay careful attention to the amount of convertible notes that we have issued (and may issue in the future), and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the Company or expecting each share to hold a certain amount of value, it is important to realize how the value of those shares can decrease by our actions. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

We are offering a maximum of 8,909,091 shares of Common Stock (“Shares”) on a “best efforts” basis. The cash price per Share is $5.50. The minimum investment is $1,000. As of August 18, 2022, the Company has issued 45,409 shares of Common Stock in this Offering for gross proceeds of approximately $249,650. This Offering will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which the Offering is earlier terminated by the Company at its sole discretion. However, this Offering must terminate three years from the date of qualification of this Offering Statement, unless a new offering statement is filed with the SEC and then this Offering may continue to be offered and sold until the earlier of the qualification of the new offering statement or three years and 180 days from the date of qualification of this Offering Statement. No securities are being sold for the account of our current shareholders; all net proceeds of this Offering will go to the Company. In cases of fractional shares, the Company may at its discretion round-up the number of Shares issued.

Broker-Dealer Agreement

The Company has engaged Dalmore Group, LLC (“Dalmore”) a broker-dealer registered with the SEC and a member of FINRA, to perform the following administrative and technology related functions in connection with this offering, but not for underwriting or placement agent services:

•	Review investor information, including KYC (“Know Your Customer”) data, perform AML (“Anti Money Laundering”) and other compliance background checks, and provide a recommendation to the Company whether or not to accept investor as a customer.
•	Review each investors subscription agreement to confirm such investors participation in the offering, and provide a determination to the Company whether or not to accept the use of the subscription agreement for the investor’s participation.
•	Contact and/or notify the Company, if needed, to gather additional information or clarification on an investor.
•	Not provide any investment advice nor any investment recommendations to any investor.
•	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or pursuant to the terms of the agreement (e.g. as needed for AML and background checks).
•	Coordinate with third party providers to ensure adequate review and compliance.

As compensation for the services listed above, the Company has agreed to pay Dalmore $25,000 in one-time set up fees, consisting of the following:

•	$5,000 advance payment for out of pocket expenses.
•	$20,000 consulting fee due and payable 60 days after the qualification of this Offering Statement.

In addition, the Company will pay Dalmore a commission equal to 1% of the amount raised in the offering to support the offering once the SEC has qualified the Offering Statement and the offering commences. Assuming that the offering is open for 12 months, the Company estimates that fees due to pay Dalmore, pursuant to the 1% commission would be $490,000 for a fully-subscribed offering. Finally, the total fees that the Company estimates that it will pay Dalmore, pursuant to a fully-subscribed offering would be $515,000. These assumptions were used in estimating the fees due in the “Use of Proceeds.”

Offering Expenses

We are responsible for all fees and expenses incurred in relation to our Offering, including: (i) fees for legal counsel, accountants, and other professionals we engage; (ii) fees and expenses incurred in the production of our Offering documents; (iii) all filing fees, including those charged by the SEC; and (iv) costs of making our Offering available online.

Indemnification

We have agreed to indemnify the Placement Agent and its affiliates against liabilities relating to this Offering that arise under federal and state securities laws, including the Securities Act.

Process of Subscribing

We will use our website, www.seismic.company, to provide information with respect to the Offering.

This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on our website.

In order to subscribe to purchase Shares in this Offering, a prospective investor must complete a subscription agreement and send payment by check, wire transfer, credit card or ACH. The Company accepts funds from IRA funds in conjunction with New Direction Trust Company (“NDTCO”), a provider of self-directed IRA accounts. The Company estimates that processing fees for credit card subscriptions will be approximately 2.5% of total funds invested per transaction, although credit card processing fees may fluctuate. The Company estimates that approximately 50% of the gross proceeds raised in this offering will be paid via credit card. This assumption was used in estimating the payment processing fees included in the total offering expenses set forth in “Use of Proceeds.”

The subscription agreement requires investors to answer certain questions to determine compliance with the investment limitation set forth in the securities laws, reaffirms that the securities will not be listed on a registered national securities exchange upon qualification, and that the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth. In the case of an investor who is not a natural person, revenues, or net assets for the investor’s most recently completed fiscal year are used instead. The investment limitation does not apply to accredited investors, as that term is defined in Rule 501 under the Securities Act of 1933, as amended.

After an investor executes a subscription agreement, those funds will be irrevocable and will remain in a subscription escrow account established for the Offering. The Company has engaged LendingClub Bank, National Association as the escrow agent (the “Escrow Agent”) for the Offering. Under the agreement between the Company and the Escrow Agent, and except as stated above, subscribers have no right to a return of their funds unless the Offering has been terminated. If a subscription is rejected, all funds will be returned to subscribers within thirty days of such rejection without deduction or interest. Upon acceptance by us of a subscription, a confirmation of such acceptance will be sent to the subscriber.  The Escrow Agent has not investigated the desirability or advisability of investment in the Shares nor approved, endorsed or passed upon the merits of purchasing the securities.

The funds tendered by potential investors will be held by the Escrow Agent, and will be transferred to the Company upon closing or returned to the investors as discussed above. We may undertake one or more closings on a rolling basis (so not all investors will receive their units on the same date). After each closing, funds tendered by investors will be available to us, and since there is no minimum offering amount, we will have access to these funds even if they do not cover the expenses of this Offering. Upon each closing, investors will receive a notification regarding their Shares and funds tendered by investors will be made available to the Company. The Escrow Agreement can be found in Exhibit 8 to the Offering Statement of which this Offering Circular is a part.

Escrow of Funds

All monies collected from prospective purchasers of our Shares will be held in a separate non-interest bearing escrow account at the Escrow Agent (the “Escrow Account”) for the benefit of the investors in accordance with Rules 10b-9 and 15c2-4 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Dalmore will instruct purchasers to transfer funds either directly to the Escrow Agent by wire transfer or by check payable to “Seismic Capital Company”.

Substantially simultaneously with each deposit to the Escrow Account, the Placement Agent will provide the Escrow Agent with the subscription information for applicable prospective purchasers. The Escrow Agent will not be required to accept for credit into the Escrow Account or for deposit into the Escrow Account subscription funds that are not accompanied by the appropriate subscription information. Wire transfers representing payments by prospective purchasers will not be deemed deposited in the Escrow Account until the Escrow Agent has received in writing the subscription information required with respect to such payments.

Advertising, Sales and other Promotional Materials

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this Offering. These materials may include information relating to this Offering, public advertisements and audio-visual materials, in each case only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to our Shares, these materials will not give a complete understanding of this offering, us or our Shares and are not to be considered part of this Offering Circular. This Offering is made only by means of this Offering Circular; and prospective investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in our Shares.

Issuance of Shares

The information regarding the ownership of the Shares will be recorded electronically with our stock transfer agent, KoreConX.

Forum Selection Provisions

The subscription agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the Company based on the agreement to be brought in a state or federal court of competent jurisdiction in the State of California, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. The certificate of incorporation contains a forum selection provision that provides that with a few exceptions, the Court of Chancery in the State of Delaware will be the sole and exclusive forum for any shareholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on the Company’s behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine.

Although we believe these provisions benefit us by providing either providing a forum convenient to us or increasing the consistency in the application of Delaware law in the types of lawsuits to which it applies and in both cases limiting our litigation costs, to the extent they are enforceable, the forum selection provisions may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted these provisions to limit the time and expense incurred by its management to challenge any such claims. As a Company with a small management team, these provisions allow its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the Company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provisions apply to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context.  The exclusive forum provision in the certificate of incorporation does not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.  For both provisions, investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

Jury Trial Waiver

The subscription agreement provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement, including any claim under federal securities laws. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. Investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder

USE OF PROCEEDS TO THE COMPANY

We expect to use substantially all of the net proceeds from this Offering (after paying or reimbursing organization and offering expenses) for the investment in at least one of the Prospective Portfolio Companies and related expenses. We expect that any expenses or fees incurred in connection with such investments, and managing our daily affairs, including but not limited to, the selection and acquisition or origination of our investments, will reduce the cash available for investment and distribution and will directly impact our net profit and net loss. As of August 18, 2022, the Company has issued 45,409 shares of Common Stock for gross proceeds of approximately $249,650. To date, those proceeds have been used to operations of the Company, including due diligence and legal expenses relating to prospective investments and regulatory compliance and are included in the chart below. Many of the amounts set forth in the table below represent our best estimate since they cannot be precisely calculated at this time.

	$5 million raise	$10 million raise	$25 million raise	$49 million maximum amount raise (2)
Gross Offering Proceeds	$5,000,000	$10,000,000	$25,000,000	$49,000,000
Commissions and Offering Expenses	$291,500	$566,800	$1,306,750	$2,310,350

Signing Bonus(1)	$875,000	$875,000	$875,000	$875,000
Net Proceeds/Estimated Amount Available for Investments and General and Administrative Expenses (2)	$3,833,500	$8,558,200	$22,818,250	$45,814,650

(1)	Pursuant to the employment agreements with our executive officers, we will be required to pay up to an aggregate of $875,000 in signing bonus to our executive officers. See “Compensation of Directors and Executive Officers – Employment Agreements.”

(2)	Amount reflected is an estimate.

We may not be able to promptly invest the net proceeds of this Offering while we conduct due diligence on prospective portfolio companies. In the interim, we may invest in short-term, highly liquid or other authorized investments. Such short-term investments may not earn as high of a return as we expect to earn on our investments in prospective portfolio companies.

The amount we will use to acquire control of a company will vary depending on the stage of development of the company and its anticipated capital needs over the upcoming two years, Unlike traditional venture capital, we budget on a two-year calendar cycle, rather than on milestones; our companies are incentivized to make prudent use of the capital we allocate. We anticipate the range for our Prospective Portfolio Companies will average around $5,000,000, ranging from $1,000,000 to $11,000,000. In any case, we expect to fund a range of companies so as to not have a concentration of our resources in one particular entity. This means if we raise $5 million, we anticipate being able to make our planned acquisitions in at least one or two of those companies. That said, an investment in any or all of those companies cannot be assured, and in such case we may not be able to effectuate our business plan; see “Risk Factors – Our business strategy depends in large part on our ability to purchase controlling equity stakes in early stage companies at a reasonable price.” Should we raise less that what is required for additional Prospective Portfolio Companies, we will evaluate our strategy and/or seek funds from other methods (e.g. private placements) to meet our needs. See “Market Opportunity” below.

The Offering will terminate as set forth on the cover page of this Offering Circular. When negotiations with Prospective Portfolio Companies result in the execution of letters of intent, we will supplement this Offering Circular to provide additional details. See “Ongoing Reporting and Supplements to this Offering Circular.”

The Company reserves the right to change the above uses of proceeds if management believes it is in the best interests of the Company.

The allocation of the net proceeds of the Offering set forth above represents the Company’s estimates based upon its current plans, assumptions it has made regarding the digital industry and general economic conditions and its future revenues (if any) and expenditures.

Investors are cautioned that expenditures may vary substantially from the estimates above. Investors will be relying on the judgment of the Company’s management, who will have broad discretion regarding the application of the proceeds from this Offering to the acquisition of Prospective Portfolio Companies. The amounts and timing of the Company’s actual expenditures will depend upon numerous factors, including market conditions, cash generated by the Company’s operations (if any) and the rate of the Company’s growth. The Company may find it necessary or advisable to use portions of the proceeds from this Offering for other purposes.

In the event that the Company does not raise the entire amount it is seeking, then the Company may attempt to raise additional funds through private offerings of its securities or by borrowing funds. The Company does not have any committed sources of financing at this time.

THE COMPANY’S BUSINESS

Overview

Seismic Capital Company is engaged in investing and growing early-stage companies intent on shaking up their marketplaces. There are three key components to Seismic’s business plan.

•	First, practice what you preach. Seismic is currently shaking up its own marketplace by offering for sale its Common Stock to all investors, not just insiders, the well-heeled, and well-connected. All investors, accredited and non-accredited, are welcome to invest in us, for a minimum investment of $1,000, as long as the aggregate purchase price paid by a non-accredited investor does not exceed 10% of the greater of the investor’s annual income or net worth (see “Process of Subscribing”).

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Second, invest in identified companies exhibiting vision, leadership, and first-to-market position that we believe can create significant, measurable distribution in their chosen marketplaces, and then empower these companies with sufficient capital, operational benefits, mentorship, and market access so that their leadership can focus almost exclusively on creating technology, developing products, and acquiring customers.

•	Third, ensure that our portfolio companies maintain their vision and have the resources, capital, and access to markets to reach our collective objectives as they accelerate their growth. This means supporting these companies by offering services beyond their core expertise. This includes creating and maintaining a proper legal structure and an appropriate accounting system, and leveraging Seismic’s factory of human resources, operations, management, and advisor network, all aimed at removing operational obstacles that are not technology- or growth-related. This way, when they want to make an acquisition, have a management buyout, raise additional capital, or merge with a third party, they will have clean and streamlined books, records and operations, allowing for transparent valuation and minimizing complications.

From these three components, Seismic expects to generate significant returns by investing in companies that match our profile early in their development, growing them, and then monetizing these assets through a recapitalization or special dividend, or when they are ready for exit.

As of the date of this Offering Circular, we are not aware that any holding-company business accelerator or incubator has raised money under Regulation A. Seismic expects to be the first to do so. Seismic also expects to be among the first Regulation A companies to use advanced SaaS to maintain an electronic share register. Further, we are committed to having regular communications with our shareholders. Over the course of 2021, we commenced providing occasional updates to our shareholders. Technology permitting, we hope to allow shareholders to exchange holdings among themselves or with third parties through an alternative trading system (“ATS”) that our vendor has under development, although no assurance can be provided we will able to do this within the next year or will ever be able to accomplish this.

Lastly, as a core tenet of our business model, we have adopted a Values Statement holding us to advancing diversity and inclusion. We will seek to become a “Certified B Corporation,” balancing purpose and profit, considering the impact of our decisions on our employees, customers, suppliers, community, and the environment, and becoming part of a community of leaders that uses business as a force for good.

About Our Business Model

Our goal is to turn seismic ideas into disruptive successful companies.

To do that, Seismic will make available to every company in the portfolio a suite of services and benefits that will allow the portfolio company’s management to focus on creating technology, building products and services, and acquiring customers at scale. This will be facilitated in a highly diverse environment that offers patient and enthusiastic capital, deep operational and corporate finance mentoring, and an expansive network of advising and door-opening professionals in areas key to the success of any early stage companies. We seek to guide, nurture, and collaborate with highly motivated management teams and disruptive entrepreneurs. We expect all Seismic entrepreneurs to bring deep domain experience to the table, to understand their market opportunity and to have developed a business model that targets high growth and high profit.

Business “incubators” or “accelerators” are generally formed to provide support and resources to early stage businesses and create a network of such businesses that “cross-pollinate” by readily sharing ideas and business initiatives and entering into commercial relationships. Business incubators focus on recapitalizing using fund returns and usually raise funds less often and take smaller equity positions than business accelerators. Business accelerators, on the other hand, raise funds more frequently, take bigger equity positions, and wait for value accrual from their investments over time. By contrast, we are pioneering a holding company-incubator business model in that we will typically acquire and hold a controlling stake in the portfolio company and provide it with a support structure that greatly enhances its chance to succeed. This support will entice a set of entrepreneurs who are seeking partners with our expertise so that they can be highly focused on their unique core skills.

Our intention is to majority own, control and be actively engaged in the businesses of our operating subsidiaries. We will provide them, as needed or appropriate, management, marketing and technical support, office space, employment human resources and payroll services, legal and accounting services, transaction advisory and investment banking services, sales guidance and support, management and advisory services, and other types of mentoring support. We do not anticipate charging management, bonus or other fees to our subsidiary companies in the way that private equity funds or SPACs do, as we are not implementing the business model followed by that type of entity. Our interest is in growing the value of our companies, not in generating fees. Unlike short-term incubator programs typically hosted by universities or sponsored by local economic development organizations, we plan to stay involved with our portfolio companies for a much longer period of time – approximately three to seven years on average. We seek highly promising opportunities and look beyond short-term financial return. We believe that our focus and ability to seek disruptive companies and winning teams, and to create a platform of portfolio companies aimed at causing seismic disruption in their market, will allow us to generate an attractive rate of return for our investors.

We plan to raise up to $49 million in this Offering and use the capital to invest in at least one of the Prospective Portfolio Companies. We plan to take and hold a majority equity position in most of our portfolio companies. Holding a majority of these companies’ voting equity means that they will become our operating subsidiaries and we will have the right to vote for and control the election of a majority of their board of directors (or managers in the case of a limited liability company). Once invested, we plan to act as their business incubator by conferring upon them a suite of “blue-chip” benefits aimed at enhancing their likelihood of success. For those companies that we will invest in and hold a less-than-controlling equity position due to valuation or other reasons, we will offer them access to the same value-added services. They will join our platform of portfolio companies but will not be a subsidiary of ours. In order not to be deemed an “investment company” under the Investment Company Act and to stay outside the purview of the Investment Company Act which can impose extensive operational, governance and other limits on us, we will implement robust internal procedures to track our compliance with the 40% asset test

Market Opportunity

Based on a May 2020 study conducted by Maple Growth Partners and commissioned by Marketmaker Capital, where our Chief Executive Officer, Steven Weinstein, serves as the Managing Director, approximately three out of five start-up companies in the U.S. struggle to “stay active beyond 3 years” and the likelihood of success to exit increases from approximately 3% at seed stage financing to 26% at a late stage Series F round of financing. We believe that start-up companies’ risk of failure starts to drop after the third year of operation, and, generally speaking, their likelihood of success tends to increase as they mature and receive outside funding, guidance, and mentorship from angel investors, institutional investors, or other external capital providers.

We have targeted companies that have demonstrated the viability of their businesses by having delivered at least one product to the market, attained a customer, or shown significant progress toward product development or customer acquisition. Having cleared one of these significant hurdles in the business cycle, certain completion and success risks will have been ameliorated. We believe the capital, value-added services, guidance, mentorship, and expansive networks that we will be able to offer to these companies will provide them important guardrails for the future, allow experienced managers to keep them focused on their core capabilities without stifling their creativity or ability to shake up markets or product sets.

The COVID-19 pandemic and concurrent economic slowdown are causing shifts in every area of society. We expect a huge increase in creativity and in re-thinking how business is done and how people navigate their daily lives. We are poised to foster some of the growth and change that is anticipated. We believe there are many industries, niches, and processes ripe for disruption. Our diversified investment strategy has targeted these specific sectors: entertainment, financial technology, gaming, medical technology, impact, and process improvement. Here are just a few examples of ideas we believe will have traction:

•	mobile cash access services targeted at unbanked populations;

•	brand engagement through online gaming and cellular network utilization, and through entertainment platforms;

•	trusted proprietary platform for managing corporate shareholders and share transfers; and

•	short-form video content platform for social media entertainment marketing.

Our Strategy

We believe the winning strategy is to partner with highly motivated management teams and disruptive entrepreneurs. Success of our business model is premised on the following:

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Portfolio Company Selection – Investing in companies with a developed technology, service or product, at least one customer, and two to three years of business activities enhances the likelihood of success. We believe start-up companies face the highest risks of failure during the first two to three years of its operating history, and that inability to attract customers is often a primary reason for failure. The companies we have identified as potential portfolio companies generally have a developed product or service, and at least one customer. Our strategy is to time our investment to provide traction, and not resuscitation for these companies.

•	Realistic Time Horizons – Our value proposition is compelling when compared to that found in typical incubator programs. Unlike typical business incubators and accelerators, we plan to provide patient capital and stay invested in our portfolio companies for a much longer period of time. We are more focused on helping seismic ideas grow into disruptive successful companies than short-term financial returns. Further, we intend to make most of our investments in a manner that will remove some of the pressures felt by portfolio companies of other types of entities (e.g., funds) to realize a fast return. Specifically, our expectation is that we will generally hold our companies from three to seven years, although we may also invest in companies that we expect will monetize quickly through a sale or move to profitability and positive cash flow. We do not anticipate paying dividends up to the holding company. Our strategy is not to use debt to make our investments or to impose management, bonus or other fees on our investee companies.

•	Nurturing and Advising – Our collaborative and consensus-seeking approach is an approach that we believe is much preferred to the protective provisions typically required by venture capital firms. We believe in collaboration with winning management teams, and that includes achieving consensus with our subsidiaries on all major corporate decisions. A typical venture capital investment requires certain protective provisions in the portfolio company’s governing documents. These provisions generally require the venture capital firm’s approval for all major corporate events such as sale of the company, additional financings, mergers and acquisitions, material employment agreements, material joint ventures, and other relationships, regardless of the size of the firm’s equity stake in the portfolio company. We, on the other hand, even in the case where we hold a majority equity position, believe that all such major corporate events should require approval of a super-majority of the Board of the Directors (or managers in the case of limited liability companies) and the outstanding shares of our subsidiaries.

•	Mitigating Risks for Failure – The suite of value-added services we offer to our portfolio companies will enhance their likelihood of success. For our operating subsidiaries, we will wrap them with our support and services (see “Business - Our Strengths and Competitive Advantages”) that will increase their competitive advantages. For our other portfolio companies that are not our subsidiaries, we will offer them access to the same support and services, and if accepted, we believe these benefits will not only mitigate their risks for failure but enhance their likelihood of success.

•	Recognizing High Probabilities of Scale – Our platform of portfolio companies in the digital space will allow us to achieve economies of scale. To the extent that we have multiple portfolio companies, we expect to be able to negotiate for better pricing and enhanced services from our various vendors. For instance, we will be in a much better position to negotiate group rates on behalf of our portfolio companies with third-party human resources benefits providers. We expect to be able to purchase higher-quality and more comprehensive human resources benefits for employees of our portfolio companies than these companies can on an individual basis. We expect the same to hold true across the range of goods and services that companies generally buy and negotiate for, including technology (hardware, software and infrastructure), telecommunications, office space and supplies, travel, outside legal, accounting, placement fees, marketing and advertising, and employee perks, to name a few. We also expect that if we have 100 employees or more across the portfolio, it will become easier to attract key talent to help transform startups into thriving growth companies.

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Multiple Bottom Lines – We offer attributes that will increase likelihood of long-term and outsized success. Because there is no agreed, strict definition of an ESG (environmental, social and corporate governance) investing, we cannot claim strict adherence to a set of ESG principles. But we do believe in socially responsible investing, and we seek to put ESG principles into practice. We will select companies doing good work and whose business at a minimum is not causing harm to the environment, society, or the industry. Seismic change can appear to shake up an industry but we see that as a positive change. Further, we will choose founders and entrepreneurs who understand that diversity of thought breeds success which is best achieved with a diverse workforce. Pay levels, ethical treatment of the entire value chain, and transparency are additional attributes that we offer and value. We believe that these values increase the likelihood of long-term and outsized success.

While we or our subsidiaries may hold minority equity positions in some of our portfolio companies, this will not be the focus of our efforts. Our intention is to majority own, control and be actively engaged in the businesses of our operating subsidiaries so that we will not be deemed to be holding or owning “investment securities” representing more than 40% of our total assets on an unconsolidated basis, excluding cash and government securities, and will be an “investment company” under the Investment Company Act. We plan to develop and implement robust internal procedures to track compliance with this 40% of total assets test on an ongoing basis. (See “Business – Investment Company Act Considerations.”). Our intention is to majority own, control and be actively engaged in the businesses of our operating subsidiaries.  We intend to take whole or majority ownership interests in acquisitions of subsidiaries, and we will offer the current owners back-end participation rights in a manner that will not trigger Investment Company Act concerns. We believe that this will not only allow us to purchase companies with less upfront cost or the acquisition of debt, but also align our interests with that of our prospective portfolio companies’ founders and management.

We are an internally managed holding company and our intention is to majority own, control and be actively engaged in the businesses of our operating subsidiaries. As such, we will generally not receive management fees, bonus fees and other acquisition, disposition or transaction fees traditionally seen in other structures (e.g., private equity funds and SPACs,). Our success and compensation will primarily depend on, and be associated with, the success of our business operations through our subsidiaries, and ultimately in the price of our shares. We are not engaged in the business of, nor will we be compensated for, rendering investment advice. Therefore, neither we nor our management will be deemed an “investment adviser” subject to registration under the Investment Advisers Act of 1940 or under the various state securities or “Blue Sky” laws.

Our Strengths and Competitive Advantages

We believe our competitive strengths lie in the “blue-chip” benefits we confer and make available to all our portfolio companies. We believe that these benefits will greatly enhance their likelihood of success. Some of these benefits include:

•	Enthusiastic, supportive, and patient capital – Unlike other capital providers who may be more focused on short term financial returns, we plan to provide enthusiastic, supportive, and patient capital. Through mentorship, we will also coach management on how to raise subsequent rounds of financing for their own organic growth, growth through acquisitions, management buyouts, or other material events.

•	Operational support, if needed – Many of our principals and advisors are serial entrepreneurs and veterans in technology, information design and infrastructure, banking, corporate finance, and business incubator business. If needed, we will provide a wide range of operational support that may include management, marketing and technical support, office space, employment human resources and payroll services, legal and accounting services, transaction advisory and investment banking services, sales guidance and support, management and advisory services, and other types of mentoring support, including access to governmental lobbying where needed and diversity training and management. We believe the winning formula is to remove some of the operational challenges common to early stage companies that may distract management from growing the business.

•	Mentorship – We promote idea exchange, coaching and collaboration. We plan to be active participants in all material aspects of our operating subsidiaries’ business. We believe that each of our portfolio companies has a unique business or market advantage and we plan to nurture that advantage and coach management on how to best leverage this advantage. Wherever possible, we also plan to encourage our portfolio companies to collaborate for mutual benefits.

•	Network of professionals – Our network stems from long-term relationships. This includes clients and senior managers across industries and disciplines, influencers, business developers, product designers and developers, and board members. We plan to customize our deployment of our deep and extensive networks to each portfolio company, and help them open doors and opportunities to sales and partnerships.

Our Current Status

As of the date of this Offering Circular, we have begun to put in place the cornerstones of our business plan: an experienced legal and accounting team to help put the proper procedures and business processes in place at every portfolio company, a suite of benefits and human resources management resources, mentoring, sales and marketing management, technology design and infrastructure support, and advisors on every aspect of building a business from diversity and inclusion to programming design to incubator management.

To date we have:

•	Created and implemented appropriate financial systems and procedures;

•	Created and implemented appropriate technology systems and procedures;

•	Created and implemented appropriate diligence systems and procedures; and

•	Created and implemented appropriate deal process systems and procedures.

Some specifics include on the legal front, in addition to appointing Yann Geron as our Chief Legal Officer, we engaged the following law firms: Schwartz Law for our transaction work and we drafted a full set of standard acquisition/investment documents; Shulman Rogers for our corporate work; Potomac Law to provide guidance on particular issues pertaining to our status as a holding company; and Crowdcheck Law as our SEC counsel. On the accounting front, we engaged Rose Snyder & Jacobs (“RSJ”) as our accountants. Furthermore, we worked extensively with RSJ regarding our financial systems and procedures. On the tech front, we engaged ServiceByte as our technical advisors and support as well as for cyber security. We engaged CorpFin Analysis Pvt Ltd (CorpFin Associates) and Maple Growth Partners to diligence industry and company aspects of our prospective acquisitions/investments, and we set our multi-layered strategy (industry/corporate, technology, personnel) for bringing target companies into the holding company. We began planning to implement the Malbek contract lifecycle management system for our corporate and transaction documents and have implemented ContractZen for our corporate records.

We have additionally initiated our website, started publishing periodic newsletters and published “thought leadership” pieces on a regular basis. We have signed up a board of advisors comprising 11 industry experts (the “Board of Advisors”), held four meetings with them and continue to fine-tune our processes for industry, company and technology due diligence processes and procedures. We have standardized our transaction forms.

Further, to date we have reviewed over 250 companies, and we are considering making acquisitions in 13 of those companies, our “Prospective Portfolio Companies”. Below we have provided details regarding those companies. It is our intent that as soon as we have sufficient funds, we will invest and hold a majority ownership interest in at least one of our Prospective Portfolio Companies. Further it is our intention to close on additional Prospective Portfolio Companies, provided that we believe our funding will support the initial companies and subsequent investments.

Beyond identifying and acquiring companies that we believe will make a seismic change in their industries, or create new industries, we have set about creating a diversified investment portfolio, across industries, and we have sought out, and identified, a group of non-traditional and diverse entrepreneurs that is well-represented within our Prospective Portfolio Companies.

Our prospective portfolio companies are shown in the following list in alphabetical order and then described briefly below.

•	BIA Controls, Inc., process improvement sector, provides energy demand controls.
•	Blockbonds/SPENN AS, fintech sector, provides virtual ATM services for unbanked people in Africa and Europe.
•	ClearingBid, Inc. fintech sector, provides a technology platform for initial public offerings.
•	Clix Inc., entertainment sector, is a cross-platform premium content provider that connects viewers with stars and influencers.
•	Conscious Good, LLC, entertainment sector, is a community-driven media platform where entertainment fuels personal growth and collective transformation.
•	Curio Digital Therapeutics, Inc., medical technology sector, creates cognitive behavioral therapy programs for women.
•	Dollar Dollar Dollar Inc., gaming sector, supports remote interaction and competition on the golf course.
•	Environmental Stock Exchange LLC, impact sector, is developing a rating system for corporate and municipal environmental performance.
•	Game Cloud Network Inc., gaming sector, develops cellular network technology to guard against gaming latency.
•	MovieComm LLC, uses motivational movie clips to help today’s leaders lead.
•	Parq, Inc., process improvement sector, provides parking industry software.
•	Spare CS, Inc., fintech sector, provides virtual ATM services for unbanked people in North and South America.
•	Warehouse Republic, Inc., process improvement sector, is a third-party logistics company targeting Fulfillment by Amazon sellers.

Grouped by sector, the companies are:

Entertainment Sector

•	Clix Inc., is a cross-platform premium content provider that connects viewers with stars and influencers. Conscious Good, LLC, entertainment sector, is a community-driven media platform where entertainment fuels personal growth and collective transformation.
•	MovieComm LLC, uses motivational movie clips to help today’s leaders lead.

FinTech Sector

•	Blockbonds/SPENN AS, provides virtual ATM services for unbanked people in Africa and Europe.
•	ClearingBid, Inc. provides a technology platform for initial public offerings.
•	Spare CS, Inc., provides virtual ATM services for unbanked people in North and South America.

Gaming Sector

•	Game Cloud Network Inc., develops cellular network technology to guard against gaming latency.
•	Dollar Dollar Dollar Inc., supports remote interaction and competition on the golf course.

Impact Sector

•	Environmental Stock Exchange LLC, is developing a rating system for corporate and municipal environmental performance.

Medical Technology Sector

•	Curio Digital Therapeutics, Inc., creates cognitive behavioral therapy programs for women.

Process Improvement Sector

•	BIA Controls, Inc., provides energy demand controls.
•	Parq, Inc., provides parking industry software.
•	Warehouse Republic, Inc., is a third-party logistics company targeting Fulfillment by Amazon sellers.

The companies are described in more detail below.

During the course of this Offering, should we take a controlling interest in any of these companies, formalize our agreements with them or enter into letters of intent with any additional prospective portfolio companies, we will provide similar information to that provided above in a Supplement to this Offering Circular and will file the letter of intent as an exhibit on a Form 1-U. See “Ongoing Reporting and Supplements to this Offering Circular.”

Blockbonds/SPENN AS

Blockbonds/Spenn AS (“SPENN”), is in the business of providing app-based cash access and remittance services. Its client base is in Africa and the Philippines, and can be downloaded on both Apple’s and the Android’s operating systems. SPENN’s services comprise three main platforms:

•	SPENN app: a fully functional app, that provides a free mobile cash service with instant transactions and a simple point-of-sale solution, with cash-in and out services;

•	SPENN Business: bulk payment system for B2B commerce as well and as for payroll; and

•	SPENN Connect: payment module for direct payments to stores to be used by the customer upon purchasing a product as well as enabling eCommerce to be conducted quickly and securely with instant payment processing.

Of our three companies currently under non-binding Letter of Intent, SPENN is the most developed and has a full management team and development staff, consisting of 120 employees in seven countries, and currently operating in four countries as they continue to expand. Currently, SPENN’s business operations are concentrated in the areas of technical development (growing out the capabilities of the app), marketing (bringing more clients onto the app), and business development (seeking out opportunities to provide more services through the app). SPENN, based in Norway, primarily requires growth capital and a marketing foothold in the United States as well as growth in Europe, Asia and additional African counties as they expand their geographic footprint. Seismic plans and expects to provide these capabilities to SPENN, both through its own efforts and through a joint venture relationship arranged by Seismic’s principals with Spare CS, Inc.

Seismic already has begun extensive discussions with some of its banking relationships regarding business opportunities for SPENN here in the United States once it is a part of the Seismic portfolio. The market for SPENN anticipates that its principal method of distributing its app will be through marketing and new partnerships. Currently SPENN has reached 800,000 users in its live markets: Rwanda, Tanzania, Zambia and the Philippines. We believe that SPENN has solved the steep distribution costs that have previously offset economies of scale in for operators seeking to provide banking services in rural areas. SPENN intends to build a global brand primarily focused on emerging markets across Africa and Asia and their related cross border and international payment flows. SPENN is not dependent on any specific clients or suppliers.

Pending shareholder approval, SPENN is in the process of acquiring a company quoted on Nasdaq: First North Growth Market Denmark through a reverse merger.

SPENN was organized in 2015 and has not undergone any material reorganization or consolidation or similar transaction or any bankruptcy or similar proceeding and is not subject to any material legal proceedings. Since inception of the company, the early years have been characterized by a focus on product and markets, which in 2020 shifted to a focus on returns focus which emphasizes scaling and developing the platform to further monetize its user base. In 2020 and 2019, SPENN’s revenue was approximately $210,000 and $40,000, respectively, and its expenses were approximately $2.7 million and $2.2 million, respectively.

The non-binding letter of intent with SPENN dated November 16, 2020 (which appears as Exhibit 6.5 to the Offering Statement of which this Offering Circular forms a part) provides that the Company is contemplating an investment of up to $5 million. Either party can terminate negotiations at any time with written notice. We intend to acquire a controlling interest in this company and provide up to $5,000,000 in funding. Subsequent to the letter of intent, we have continued our discussions with the company and are looking to formalize the terms if and when the Company has raised sufficient capital.

Parq Inc.

Parq, Inc. (“Parq”) is in the process improvement business. Parq provides a software platform allowing parking lot and garage operators to improve their financial performance and utilization of the spaces they control with their product called Orca. The (platform) product is fully functional and while it is the company’s only product that is currently needed there are others in development that will be used to provide clients with additional functionality. In the past, operators sold their spots directly to clients, either on an on-demand basis or by monthly or annual contract. Unsold spaces were unfulfilled sales. When parking apps hit the scene several years ago, the parking operators would allocate a certain number of physical spaces to each app, and if the space sold, the app provider and the operator shared the revenue. (This company has developed an AI-based) The Orca app (software) that allocates spaces (to the apps) as needed, and also allows for automatic price increases (with a manual override possible), leading to additional profits both for the operator and for the app developer. The app user also wins by knowing that there is a guaranteed space allocated and the price of that space. Orca allows just one platform to sync rates, inventory and blackouts across all channels. Parq has contracts with parking organizations including Arrive, Colonial Parking, Wally Park and Arrive among others.

The principals of Seismic have been working with Parq virtually since its inception approximately three years ago. Parq’s original business plan was to target sporting, political and other events where local homeowners often provide parking spaces at their homes. The business model proved difficult to implement. If Parq wanted to ensure that homeowners lived up to their commitments, and parkers had solid, guaranteed spots, Parq felt it would be necessary to have on-the-ground support staff working every event. The costs of having the in-person support were prohibitive. So Parq retooled the business to be a software provider to the overall parking industry, and this decision has been rewarded with contracts from some of the largest parking operators in the United States. Currently, Parq’s business operations are confined to its two founders, an outside contract software developer, and one business development officer/salesman. As with Spare, Parq requires capital to grow and develop its technology, and full suite of services and access to Seismic’s business network to grow outside the United States.

Parq was organized in June 2018 and has not undergone any material reorganization or consolidation or similar transaction or any bankruptcy or similar proceeding and is not subject to any material legal proceedings. Since inception, PARQ has generated over $150,000 in revenue (including $50,000 in grants) and over $300,000 in expenses for development, marketing, payroll, rent, equipment, as well as other operational expenses.

The non-binding letter of intent with Parq dated November 16, 2020 (which appears as Exhibit 6.7 to the Offering Statement of which this Offering Circular forms a part) provides that the Company is contemplating an investment in the Parq. We are planning on an investment of $500,000. Either party can terminate negotiations at any time with written notice. We intend to acquire a controlling interest in this company. . Subsequent to the letter of intent, we have continued our discussions with the company and are looking to formalize the terms if and when the Company has raised sufficient capital.

Spare CS, Inc,.

Spare CS, Inc. (“Spare”) provides a virtual ATM platform for the unbanked and underbanked to provide access to real cash. The company is focused on providing a platform for cash access and remittance services to rural areas as well as underserved urban areas. Spare currently has four apps that are operational:

•	Spare User app: a consumer-facing user app for transactions in iOS;

•	Spare Dispense Cash app: a consumer-facing agent application for businesses in iOS;

•	Spare’s InstaPYMNT app: an app used for mobile payments for delivery agents in iOS;
•	Scavenger Hunt app: a mobile game that allows cashing of the digital token into the Spare digital wallet via Spare’s network of merchants.

Furthermore, Spare currently has one app under development:

•	Spare’s QR code generator: a unique QR code generator app that creates an on-demand QR code’s for the entire Spare agent network as well as being used for marketing and promotion

The current operational apps are available in iOS and downloadable in the market’s they serve. Spare is currently working on developing those apps and its apps under development for the Android platform.

Spare’s consumer base is unbanked customers in North America, and users can access cash through its network of local grocery stores, bodegas, gas stations and other locations. This company also has a B2B customer base, primarily consisting of community banks that are able to extend their reach into areas where it is too costly or otherwise prohibitive to operate a free-standing cash machine. While SPENN has a large and vibrant presence in Africa and Europe, Spare has had a smaller but notable U.S. presence. Spare received a public offer of investment and ongoing advising from the billionaire Mark Cuban in an episode of the TV Series “Shark Tank”.

Spare’s business operations are limited at this point, due to cash constraints Spare currently has four employees as well as six contractors. Here, we believe that Seismic’s capital, support services and business networks will help Spare grow its business. Spare will receive growth and development capital from Seismic, as well as a full suite of Seismic capabilities – from payroll and accounting, to benefits and human resources, to technology support, sales channel development and management, and marketing support. As with SPENN, Spare is operating in a highly competitive market, but is not dependent on any particular clients or suppliers.

Spare was organized in October 2015 as a Delaware C Corp. and has not undergone any material reorganization or consolidation or similar transaction or any bankruptcy or similar proceeding and is not subject to any material legal proceedings. Since inception the company has had revenues of $1,050,425 with cost of goods being $293,108 and other expenses being $869,495.

Further, our founders introduced SPENN and Spare to each other, and our founders have advised on a joint venture through which the companies will share certain assets including networks, global expansion, software and software development; introducing our companies with the goal of creating synergy between these two companies. It is our current intention to strongly link or potentially merge these two entities to create strong operating synergies and a defensible global operating market. We note that while this is our intention, we also believe that each company has value in itself and would seek to acquire either or both companies should a joint venture not be feasible. We have also advanced discussions with others across a variety of industries, in order to execute on its diversified investment strategy. If and when we enter into binding agreements with any company, we will provide additional information.

The non-binding letter of intent with Spare dated November 16, 2020 (which appears as Exhibit 6.6 to the Offering Statement of which this Offering Circular forms a part) provides that the Company is contemplating an investment of $3 million in Spare. Either party can terminate negotiations at any time with written notice. We intend to acquire a controlling interest in this company and provide up to $5,000,000 in funding. Subsequent to the letter of intent, we have continued our discussions with the company and are looking to formalize the terms if and when the Company has raised sufficient capital.

The remaining companies, not currently under letter of intent, are listed alphabetically, as follows.

BIA Controls, Inc.

BIA Controls, Inc. (“BIA”), was formed in 2020 in Delaware as a C Corporation. BIA creates and supplies systems for demand management, energy management and building automation of commercial buildings. The BIA Load Controller actually manages demand by monitoring incoming power, calculating demand, and manages HVAC, refrigeration, water heaters, and other controllable loads. The system reduces demand by up to 20% or more by acting like an orchestra conductor for the equipment in a facility that cycles on and off, ensuring that everything runs when it needs to but not everything runs at the same time. The team behind BIA has been operating successfully in the energy space for many years.

Since inception, BIA has generated approximately $5,000 in revenue against approximately $2 million in expenses. Seismic and BIA have discussed a framework of a transaction and expect to proceed to a term sheet, then definitive documentation if and when the Company has raised sufficient capital. The transaction will be contingent on several factors including finalizing due diligence, agreement among the parties, and Seismic’s ability to fund. We intend to provide funding for working capital, expansion and development.

ClearingBid, Inc.

ClearingBid, Inc. (“ClearingBid”), a C Corporation formed in Delaware in 2012, provides a technology platform to control the process of Initial Public Offerings such that the market sets the price, instead of underwriters, and more proceeds go to the issuers than under the current system where the investors are the sole-beneficiaries of first-day price run-ups. The principals of Seismic have worked with the founder of ClearingBid since before Seismic was formed, and recently have helped the company recruit and engage staff with direct experience in evangelistic financial markets sales on Wall Street. ClearingBid’s founders are well established on Wall Street, and they felt that “there had to be a better way” to bring companies public.

ClearingBid is a development stage company. Seismic and ClearingBid have discussed a framework of a transaction and expect to proceed to a term sheet, then definitive documentation if and when the Company has raised sufficient capital. The transaction will be contingent on several factors including finalizing due diligence, agreement among the parties, and Seismic’s ability to fund. We intend to provide funding for working capital, product rollout, further technology development, and sales and marketing.

Clix, Inc.

Clix, Inc. (“ClixTV”), formed as a C Corporation in 2016 in Colorado, is a cross-platform premium content provider that connects viewers with stars and influencers, showcasing their passions, hobbies, games and antics. ClixTV is provided free to users, and connects them with the stars they love, the brands they love, and the charities they love “without the noise”. ClixTV’s founders achieved success at previous technology transitions within the entertainment industry, and they are determined to do it again.

ClixTV has just begun to generate revenue, and has spent approximately $6,000,000 developing its product and technology. Seismic and ClixTV have discussed a framework of a transaction and expect to proceed to a term sheet, then definitive documentation if and when the Company has raised sufficient capital. The transaction will be contingent on several factors including finalizing due diligence, agreement among the parties, and Seismic’s ability to fund. We intend to provide funding for working capital, content acquisition, development and growth.

The Conscious Good, LLC

The Conscious Good, LLC (“Conscious Good”), an LLC formed in Colorado in 2015, is a community-driven media platform where entertainment fuels personal growth and collective transformation, and it also offers the highest quality stories and experiences to support a healthy and conscious lifestyle. Conscious Good believes that stories, both real and imagined, have the power to transform. Conscious Good’s founder is an established entertainment executive who wanted to direct her love of the industry to the possibility of creating change.

Since inception, the company has generated approximately $50,000 in revenue against approximately $1,200,000 in expenses. Seismic and Conscious Good have discussed a framework of a transaction and expect to proceed to a term sheet, then definitive documentation if and when the Company has raised sufficient capital. The transaction will be contingent on several factors including finalizing due diligence, agreement among the parties, and Seismic’s ability to fund. We intend to provide funding for working capital, content acquisitions, development and growth.

Curio Digital Therapeutics Inc.

Curio Digital Therapeutics Inc. (“Curio”), formed as a C Corporation in Delaware in 2020, is a digital therapeutics company with tailor-made cognitive behavioral therapy programs for women across the cycle of life, encompassing age groups, physiological conditions and social settings. Curio believes that a women’s wellbeing has a lasting impact not just on the child but also on the family and society at large. Curio provides a comprehensive suite of high-touch, high-tech products to connect patients and their care teams, allowing continuous follow-up and adjustments to treatment plans. Curio’s founders are practicing physicians with direct experience of the shortfalls in women’s healthcare.

Since inception, the company has generated approximately $250,000 in revenue against approximately $850,000 in expenses, including costs incurred by a predecessor entity. Seismic and Curio have discussed a framework of a transaction and expect to proceed to a term sheet, then definitive documentation if and when the Company has raised sufficient capital. The transaction will be contingent on several factors including finalizing due diligence, agreement among the parties, and Seismic’s ability to fund. We intend to provide funding for working capital, development and growth.

Dollar Dollar Dollar Inc.

Dollar Dollar Dollar Inc. (“D3”), a C Corporation formed in California in 2018, is a technology provider to support remote interaction and competition on the golf course. D3 makes it easier to play side games like Nassau and Skins, whether playing side-by-side with friends or far apart, even on separate courses across the country. D3 provides a full peer-to-peer eGaming platform that connects players worldwide. D3’s founders are active golfers and competitors; D3 is a direct result of what they and their friends like to do while playing.

D3 has just recently gone revenue-positive, and it has spent approximately $250,000 so far developing its product. Seismic and D3 have discussed a framework of a transaction and expect to proceed to a term sheet, then definitive documentation if and when the Company has raised sufficient capital. The transaction will be contingent on several factors including finalizing due diligence, agreement among the parties, and Seismic’s ability to fund. We intend to provide funding for working capital, development and growth, and to add other sectors.

Environmental Stock Exchange LLC

Environmental Stock Exchange LLC (“ESE Ratings”), formed as an LLC in Delaware in 2010, is developing a rating system to evaluate corporate and municipal environmental performance. At Seismic, our investment policy includes principles of social responsibility. When we evaluate companies for investment, we look for businesses that are in full compliance with relevant environmental, social, and governance (ESG) laws and regulations. Companies everywhere are seeking quantitative measurements to evaluate all components of ESG, and few metrics are available. ESE Ratings is working to solve the “E” portion of the equation. ESE Rating’s founder is a successful serial entrepreneur.

ESE Ratings is currently pre-revenue. It has spent approximately $1,400,000 to develop its ratings product. Seismic and ESE have discussed a framework of a transaction and expect to proceed to a term sheet, then definitive documentation if and when the Company has raised sufficient capital. The transaction will be contingent on several factors including finalizing due diligence, agreement among the parties, and Seismic’s ability to fund. We intend to provide funding for working capital, client acquisition, development of ratings products and for product rollout.

Game Cloud Network Inc.

Game Cloud Network Inc. (“GCN”), formed as a C Corporation in Delaware in 2019, develops cellular network technology to guard against gaming latency. In other words, when 5G networks rely on GCN’s technology, gamers compete on a level playing field, regardless of their physical location. Principals and advisors of Seismic have worked extensively with GCN to help stage its development schedule and realize its software implementation. It is expected that after a transaction with GCN takes place, one advisor of Seismic will join GCN in an executive capacity.

Since inception, the company has generated approximately $2,900,000 in revenue against approximately $3,600,000 in expenses. Seismic and GCN have discussed a framework of a transaction and expect to proceed to a term sheet, then definitive documentation if and when the Company has raised sufficient capital. Seismic and GCN entered into a non-binding memorandum of understanding on June 29, 2022. The transaction will be contingent on several factors including finalizing due diligence, agreement among the parties, and Seismic’s ability to fund. We intend to provide funding for working capital, development and growth.

MovieComm, LLC

MovieComm, LLC (“MovieComm”), an LLC organized in Virginia in 2016, uses legally approved, motivational movie clips to help today’s leaders lead. MovieComm provides access to thousands of ad-free, customizable Hollywood movie clips designed to help today’s leaders communicate in a whole new way. For CEOs and other company executives, to professors, trainers and coaches, MovieComm provides an innovative tool to send messages that are short, entertaining and memorable, to inspire and motivate colleagues, students and players. MovieComm’s founder came up with the idea of starting the company when he used clips himself to motivate a large Fortune 500 workforce. He pursued the Hollywood studios to provide content for nearly a decade before the first one said yes.

MovieComm has just begun to generate revenue, and has spent approximately $800,000 developing its product and technology. Seismic and MovieComm have discussed a framework of a transaction and expect to proceed to a term sheet, then definitive documentation if and when the Company has raised sufficient capital. Seismic and MovieComm entered into a non-binding memorandum of understanding on July 15, 2022. The transaction will be contingent on several factors including finalizing due diligence, agreement among the parties, and Seismic’s ability to fund. We intend to provide funding for working capital, development and growth.

Warehouse Republic Corp.

Warehouse Republic Corp. (“Warehouse”), formed originally as an LLC in 2018 in Delaware and converted in 2019 to a C Corporation, is a third-party logistics (3PL) operating primarily in California. Warehouse provides storage and fulfillment services to e-commerce sellers. The company has developed technology specifically targeted to Fulfillment by Amazon (FBA) sellers. Warehouse’s founders began the company as FBA sellers themselves, and they felt there had to be a better way.

Since inception, Warehouse has generated just under $3,000,000 in revenue against approximately $850,000 in expenses. Seismic and Warehouse have discussed a framework of a transaction and expect to proceed to a term sheet, then definitive documentation if and when the Company has raised sufficient capital. The transaction will be contingent on several factors including finalizing due diligence, agreement among the parties, and Seismic’s ability to fund. We intend to provide funding for working capital, expansion and development.

Investment Company Act Considerations

We intend to continue to conduct our operations so that neither we, nor any of our subsidiaries, is an “investment company” as defined in, and that is required to register under, the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, which we refer to as the 40% asset test. Excluded from the term “investment securities,” among other things, are securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

As primarily a holding company, we do not fall within Section 3(a)(1)(A) of the Investment Company Act, because we are not and do not hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Our intention is to majority own, control and be actively engaged in the businesses of our operating subsidiaries.  Accordingly, we are neither (i) a special purpose acquisition company (commonly referred to as a “SPAC”), because we are not a blank-check company formed for the sole purpose of a merger with, or acquisition of, an unspecified business; nor (ii) are we a “special situation investment company”, because our intention is not to be engaged in the business of buying and selling unspecified businesses solely for investment purposes.

In regard to Section 3(a)(1)(C) of the Investment Company Act, we will monitor on an ongoing basis our compliance with the 40% asset test, which includes monitoring the status of each of our subsidiaries. While our intention is not to hold or own subsidiaries that may be deemed to be investment companies, to the extent that any subsidiary, even if wholly or majority owned, is excluded from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the Investment Company Act (a “private fund”), the securities we own will be required to be treated as investment securities for purposes of the 40% test. Securities we may own of subsidiaries that may be deemed to be private funds, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis. We intend to engage in ongoing monitoring of compliance with the 40% test with a view to neither we nor our principal subsidiaries being considered investment companies for purposes of Section 3(a)(1)(A) or Section 3(a)(1)(C) of the Investment Company Act. Neither we, nor our subsidiaries, will engage primarily or hold themselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we intend to engage in the businesses of, and through, our subsidiaries, which will be primarily engaged in non-investment company operating businesses. Consequently, we and our subsidiaries expect to be able to conduct our operations such that none will be required to register as an investment company under the Investment Company Act.

The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries. The determination of whether an entity is a majority-owned subsidiary of our Company is made by us. We might have subsidiaries that are limited liability companies. The Investment Company Act does not define “voting securities” in the context of a limited liability company structure. By reference to such term as defined in Investment Company Act as applicable to corporations, we will treat as majority-owned subsidiaries limited liability companies of which our, or our wholly-owned or majority-owned subsidiary’s equity ownership entitles us to elect the manager or at least a majority of a board of managers (in a manager-managed entity), or we or our majority-owned subsidiary constitutes the managing member (in a member-managed entity). We reached our conclusion on the basis that the membership interests in a limited liability company entitling the election or appointment of managers or managing members, as applicable, are the functional equivalent of voting securities in a corporation. We have not asked the SEC staff for concurrence of our analysis and it is possible that the SEC staff could disagree with any of our determinations. If the SEC staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets. Any such adjustment in our strategy could have a material adverse effect on us.

Qualification for exemption from registration under the Investment Company Act will limit our ability to make certain investments. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon such exclusions, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

The loss of our exclusion from regulation pursuant to the Investment Company Act could require us to restructure our operations, sell certain of our assets or abstain from the purchase of certain assets, which could have an adverse effect on our financial condition and results of operations. See “Risk Factors— If we are deemed an ‘investment company’ under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted.”

Qualified Small Business

The Company expects to be a “qualified small business” as defined in Section 1202(d) of the Internal Revenue Code of 1986, as amended, at and immediately after the issuance of the Shares. The Company has no predecessor and has never at any time held gross assets in excess of $50 million and does not expect to hold gross assets in excess of $50 million immediately after this Offering (including the proceeds of this Offering).

We intend that the Company will operate in the future in the manner required for the Shares offered in this Offering to qualify as “qualified small business stock” as defined in I.R.C. § 1202(c), so that investors in this Offering (other than corporations) that meet the more than 5-year holding period specified in I.R.C. Section 1202(a) may be eligible to exclude from gross income for federal income tax purposes 100% of any gain realized on a future sale or exchange of the Shares (up to the maximums prescribed in I.R.C. Section 1202(b)) and to receive an equivalent preference for federal alternative minimum tax purposes.

The Company has not redeemed any of its issued stock since its formation and has no intention to do so at any time within one year of the date of this Offering. It intends to satisfy the “active business requirement” in I.R.C. § 1202(d) under the aggregation rules in I.R.C. § 1202(d)(e) as a “parent-subsidiary controlled group” by retaining at least 80% of its assets (by value) in the form of stock representing more than 50%, by vote or value, of subsidiary corporations engaged in the active conduct of one or more qualified trades or businesses, as the term “qualified trade or business” is defined in I.R.C. § 1202(e)(3). It will not hold more than 10 percent of the value of its assets (net of liabilities) in the form of stock or securities of corporations that are not subsidiaries, except to the extent such stock or securities are permitted to be held as working capital or temporary investment under I.R.C. § 1202(e)(6). The Company and its subsidiaries will strive to avoid engagement in other activities or businesses or the acquisition or holding of assets or positions that would disqualify the Company from being a qualified small business.

Employees

We currently have three full time employees and one part-time employee.

Competition

Our ability to produce revenues will rely on several factors including and not limited to identifying winning management teams and disruptive entrepreneurs. We will compete with angel investor groups, traditional business incubators, business accelerators and venture capital firms many of whom may have a lot more capital and other resources than we do.

Intellectual Property

We do not own any patents or trademarks.

Legal Proceedings

We are not involved in any litigation, and our management is not aware of any pending or threatened legal actions relating to intellectual property, conduct of our business activities, or otherwise.

THE COMPANY’S PROPERTY

We do not own any real estate, office space or significant tangible assets. We maintain a post office box at the address indicated on the cover page of this Offering Circular.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Seismic was formed on July 1, 2020 and, as of the date of this Offering Circular, we have not yet commenced making the investments that are the core of our business plan.

Operating expenses comprise compensation and formation and operating expenses. Operating expenses for the year ended December 31, 2021 increased $3,285,922 (or 356%) to $4,208,809 from $922,887 in the period from inception to December 31, 2020. Compensation increased $2,533,454 due to having a full year of compensation to the founders, and the bonus earned by them. During the same period legal and professional expenses and other operating expenses increased $663,865 and $88,603, respectively, as the Company worked toward qualification and launch of our Regulation A offering, along with all of the items in described in “Our Current Status” above.

Accordingly, the Company had net losses for year ended December 31, 2021 and the period from inception to December 31, 2020 of $4,208,809 and $922,887, respectively.

Plan of Operations

Seismic is a newly formed Delaware company. We plan to invest in, engage in business through, and grow early stage companies intent on shaking up their marketplaces. As of the date of this Offering Circular, our operations (other than engaging in activities related to financings, including this Offering) have been limited and while we are currently negotiating with the Prospective Portfolio Companies, we have not yet reached the point at which there is a reasonable probability that we will invest in any particular company. The Company believes that it can scale its operations and investments based on the fund raised in this Offering.

Over the next 12 months the company intends to do the following:

•	Continue to market the Company to our target investors;

•	Continue to educate the market and potential investor partners, including through publication of newsletters and thought leadership pieces;

•	Continue to hold quarterly meetings with the Board of Advisors;

•	Invest in at least one of the Prospective portfolio companies;

•	Conduct due diligence of other Prospective Portfolio Companies including reviewing financials and market demographics; and

•	Secure financing as necessary.

Liquidity and Capital Resources

In order to conduct our proposed operation, we will need the net proceeds from our Regulation A Offering. The Company may also obtain lines of credit to provide working capital and to fund acquisitions as well as offer shares in private placements under Regulation D. Other than described above, we currently have no bank line of credit and have not received a commitment from any lender to provide us with financing.

As of the date of this Offering Circular, we have not generated any revenues and our operations have been funded through advances from our officers and seed investors, loans from our loan program and proceeds from our offerings of securities. As of December 31, 2021, we have negative working capital of $4,235,804 and an accumulated deficit of $5,131,696. As such, substantial doubt exists regarding our ability to continue as a going concern for a period of at least twelve months from the date of this filing. Our failure to raise additional short-term capital could have a negative impact on not only our financial condition but also our viability.

As of December 31, 2021, the company owes $240,184 to officers, see “Item 5. Interest of Management and Others in Certain Transactions” for more details.

In December 2021, the Company entered into two notes payable with two unrelated parties for a total consideration of $100,000. These notes bear interest at 12% and are due in December 2022. The note holders may elect to receive 2% of interest in shares at a rate of $5.50 per share and the remaining 10% in cash. The note holders also may elect to receive all or any part of the principal amount and interest on the due date or any earlier prepayment date at a rate of 11,182 shares of common stock for every $50,000 of principal amount.

Subsequent to December 31, 2021, the Company entered into four additional notes in January and February 2022 for consideration of $200,000 on the same terms as the above the notes.

As of December 31, 2021, we have gross proceeds of $55,100 from our Regulation A offering. Since December 31, 2021 through July 17, 2022 we have raised an additional $189,550 in gross proceeds from our Regulation A offering. If we do not raise the maximum amount of in our Regulation A Offering, we will limit our operations, including making fewer investments and making investments that may not fit our target profile. See “Use of Proceeds of the Company” for more details.

Trend Information

The COVID-19 pandemic and concurrent economic slowdown are causing shifts in every area of society. We expect a huge increase in creativity and in re-thinking how business is done and how people navigate their daily lives. We are poised to foster some of the growth and change that is anticipated. We believe there are many industries, niches, and processes ripe for disruption. Here are just a few examples:

•	mobile banking targeted at unbanked populations;

•	educational digital testing and student performance optimization;

•	brand engagement through online gaming and cellular network utilization;

•	trusted proprietary platform for online goods auctions; and

•	Short-form video content platform for social media entertainment marketing.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Our directors, executive officers and significant employees as of the date of the filing are as follows:

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Approximate hours per week (if part- time)/full-time
Steven P. Weinstein	Chief Executive Officer, Co-Founder and Director	64	July 1, 2020 – July 1, 2025 (term as an executive officer) July 1, 2020, indefinitely (term as a director)	Full-time
Eric B. White	President, Co-Founder and Director	66	July 1, 2020 – July 1, 2025 (term as an executive officer) August 28, 2020, indefinitely (term as a director)	Full-time
Alice P. Neuhauser	Co-founder, Chief Financial Officer, Treasurer and Director	60	July 1, 2020 – July 1, 2025 (term as an executive officer) August 28, 2020, indefinitely (term as a director)	Full-time
Yann Geron	Co-founder, Chief Legal Officer, Board Secretary and Director	58	January 1, 2021 – July 1, 2025 (term as an executive officer) August 28, 2020, indefinitely (term as Board Secretary) January 3, 2022, indefinitely (term as a director)	20 hours /week effective 1/1/21

Steven P. Weinstein is the Chair of our Board of Directors and our Chief Executive Officer. Mr. Weinstein has been involved in the capital markets, financing, private equity, venture capital and real estate over the past 30 years. Since 2002, he has been the Managing Director of Marketmaker Capital where he managed numerous transactions, capital structures and projects ranging from real estate advisory, loan portfolio structures and private equity funding. Prior to that, he was Chief Executive Officer of Salsa Systems, a New York-based venture-backed wireless software company and Chief Executive Officer of MagnaCom Corporation, a Denver-based telephone services company that acquired and combined technologies and capabilities from seven acquired telephone services companies. Mr. Weinstein was also Manager of Information Technology at Reuters Holdings PLC (now Thomson Reuters (NYSE: TRI)) between 1983 and 1991, where he was involved in a series of strategic corporate and technology acquisitions. While at Reuters, Mr. Weinstein was also responsible for the development of an artificial intelligence system for news and other financial data. Mr. Weinstein holds a Bachelor of Arts degree from Tufts University and completed executive education in conjunction with the Harvard Business School and the Institute Europeen d’Administration des Affaires in 1990. Mr. Weinstein is the chair of the board of Tzedek America, which provides immersive social justice programming for teens, and he is a member of the board of overseers of the Los Angeles campus of the Hebrew Union College – Jewish Institute for Religion.

Eric B. White is our President. Mr. White brings a unique mix of experience as a finance leader, lobbyist, banker and hi-tech entrepreneur. He was the founder, and most recently since 2009, the Senior Managing Partner, of Capitol Pacific Group, a business management advisory firm. He was also the co-founder, Chief Executive Officer and Chairman of Broadbay Networks, a leading communications infrastructure company. In finance, Mr. White has worked as a Director of Corporate Finance for Imperial Capital and as a Senior Advisor in Entertainment, Technology and Sports for Chanin Capital Partners. Prior to that, he was the President and Chief Executive Officer of National Public Affairs Group, a Washington, D.C. public affairs, fundraising and policy group. He has advised the President of the United States, Senators, Congressmen and Governors as well as some of the world’s largest companies. Mr. White graduated from Drew University.

Alice P. Neuhauser is our Chief Financial Officer and Treasurer. Since May 2017, Ms. Neuhauser has served as President of Gramarye Media, Inc., helping to develop the business model and business plan for the start-up IP incubator. From 2002 to 2018, served as the Responsible Officer and Manger of The Kushner-Locke Company, and was responsible for all financial and operational functions for the company through its bankruptcy and post-restructuring. From 1998 through 2003, Ms. Neuhauser served in various roles, culminating in President and Chief Financial Officer of Carolco Pictures, ultimately taking the company through bankruptcy and post-restructuring. She holds an AB degree in History and Folklore/Mythology from Harvard College and an MBA from UCLA’s Anderson School of Management.

Yann Geron is our Chief Legal Officer and Board Secretary. From 2017 until 2020, he was a contract partner in the law firm of Reiler Kailas & Rosenblatt LLC. From 2005 to 2017, Mr. Geron was an equity partner of the law firm of Fox Rothschild LLP. From 1992 to 2005, Mr. Geron had his own law firm, Geron & Associates. In 1993, Mr. Geron was appointed by a branch of the U.S. Justice Department to serve as a member of the private Panel of Bankruptcy Trustees for the Southern District of New York (Manhattan), and he has served continually with distinction in that capacity for nearly 30 years. Over this period, Mr. Geron has been appointed trustee in countless business cases, and he has directly handled and supervised the restructuring or wind-down of many companies ranging in size from local to national footprints and in a wide variety of industries. As a practitioner in Federal court, Mr. Geron has also conducted a significant number of litigations involving complex commercial and fraud cases. Mr. Geron has also been appointed to the panel of trustees serving in cases under the newly-passed Subchapter V of Chapter 11 of the Bankruptcy Code.

Board Leadership Structure and Risk Oversight

The Board of Directors oversees the Company’s business, evaluating the risks associated with our business strategy and decisions. The Board implements its risk oversight function as a whole. The Board of Directors may determine to create committees, for audit, compensation, or other purposes, as the Company grows, but ultimate responsibility for the strategy and direction of the Company shall remain with the Board for the foreseeable future. Further, as our securities are not listed on a national securities exchange, we are not subject to requirements concerning independent directors or the establishment of any particular committees.

Term of Office

Under its bylaws, the Company’s single initial board member may serve in that capacity unless removed for cause. To date, two additional directors have been added to the Board. The executive officers are appointed by the Board of Directors, subject to removal by the Board of Directors.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Board of Advisors

A Board of Advisors consisting of up to twelve member has been established to give nonbinding guidance, advice and recommendations within the advisory board’s members’ areas of expertise to the Board of Directors and, at the direction of the Board of Directors, to senior management of the Company and, from time to time, directly to management of the Company’s portfolio companies. Such assistance may be on any matter identified by the Board of Directors relating to the establishment, growth and direction of the Company’s or a portfolio company’s business and operations. The Company will generally indemnify members of the advisors for losses, claims or damages related to their role as advisors. To date the Company, has granted advisors approximately 4,545 shares of Common Stock for each year of service. The Company intends to grant advisors shares on an annual basis.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the year ended December 31, 2021, the Company did not pay its executive officers or directors any compensation in cash, although the Company accrued a liability with respect to the employment agreements with its executive officers.

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)(1)(2)	Total compensation ($)
Steven P. Weinstein	Chief Executive Officer	$0	$915,625	$915,625
Eric B. White	President	$0	$915,625	$915,625
Alice P. Neuhauser	Chief Financial Officer	$0	$915,625	$915,625
Yann Geron	Chief Legal Officer	$0	$332,813	$332,813

(1) (2)	Compensation includes base salary and bonuses. These amounts are accrued as they have not been paid yet. Includes bonuses for 2020 which were approved in 2021.

For the fiscal year ended December 31, 2021, we did not pay our directors in their capacity as directors. There are four directors in this group.

Employment Agreements

On August 25, 2020, the Company entered into employment agreements with Messrs. Weinstein and White and Ms. Neuhauser, effective July 1, 2020, providing each an annual base salary of $250,000. On August 28, 2020, the Company entered into an employment agreement with Mr. Geron, with an effective date of January 1, 2021, providing Mr. Geron an annual base salary of $125,000. Until the effective date of his employment agreement, Mr. Geron had been acting as the Senior Vice President of the Company on a part-time basis by virtue of an engagement letter between the Company and the law firm of Reiler Kailas & Rosenblatt LLC where Mr. Geron was a contract partner.

The term of each of these four employment agreements with our co-founders is five years, automatically renewable for additional successive three-year terms. Under the terms of the agreements, each of these executive officers is entitled to (i) a signing bonus equal to his/her annual base salary if we raise an aggregate of $5 million or more through sale of our equity securities; (ii) a retention bonus of not less than 30% of his/her annual base salary in the event that his/her term of employment is renewed; and (iii) an annual bonus ranging between 50% to 200% of his/her annual base salary based on annual performance of the Company.

If we raise an aggregate of $5 million or more through sale of equity securities, it is expected that we will pay the following signing bonus to our executive officers.

Name	Total compensation ($)
Steven P. Weinstein	$250,000
Eric B. White	$250,000
Alice P. Neuhauser	$250,000
Yann Geron	$125,000

Indemnification of Officers and Directors

Our Bylaws provide that the Company shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of his or her acting as a director, officer or legal representative of the Company, or serving at the request of the Company as a director, officer, employee or agent of another corporation or entity, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays, as of the date of this Preliminary Offering Circular, the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of our capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of our capital stock.

Name and Address of Beneficial Owner	Amount	Percentage (4)
Steven Weinstein (1)	11,057,184	41.4%
Eric White (2)	8,500,000	31.8%
Alice Neuhauser (3)	4,250,000	15.9%
Yann Geron	2,510,000	9.4%
All executive officers and directors as a group	26,317,184	98.5%

(1)	Shares are held in the name of Weinstein-Windholz Family Trust, at 11271 Ventura Blvd #479, Los Angeles, CA 91604.

(2)	Shares are held in the name of Anselmo Holdings, LLC, at 425 15th Street #3326, Manhattan Beach, CA 90266.

(3)	Shares are held in the name of The Delft Trust, at 11271 Ventura Blvd #479, Los Angeles, CA 91604. On January 12, 2022, Weinstein-Windholz Family Trust and Anselmo Holdings, LLC each transferred 250,000 shares to The Delft Trust.

(4)	The company does not have a stock option or purchase plan giving any executive officer or director the right to acquire shares.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Company officers have advanced the Company money for various expenses on its behalf. Specifically, our Chief Executive Officer, Mr. Weinstein advanced $207,982 during the year ended December 31, 2021. Mr. Weinstein advanced $70,550 for the period from July 1, 2020 (inception) through December 31, 2020. In 2021, $20,000 of Mr. Weinstein’s advances has been repaid through issuance of shares of common stock and $15,000 has paid back in cash. During the period from July 1, 2020 through December 31, 2020, $57,284 of Mr. Weinstein’s advances were repaid through issuance of shares of common stock. Our Chief Financial Officer, Ms. Neuhauser advanced $37,170 and $297 during the years ended December 31, 2021 and 2020, respectively. Our President, Mr. White advanced $12,619 and $3,096 during the years ended December 31, 2021 and 2020, respectively. The unpaid balance of these advances has no repayment terms and does not bear any interest. During the year ended December 31, 2021, Mr. Geron advanced the Company $755 for various expenses on its behalf. Mr. Geron did not advance money during the period from July 1, 2020 (inception) through December 31, 2020.

Until July 1, 2020, our Chief Executive Officer, Mr. Weinstein was the Managing Director of Marketmaker Capital, and our President, Mr. White, the Senior Managing Partner of Capitol Pacific Group. In light of their involvement with other entities in the capital markets, the Company may decide to invest in one or more companies affiliated with the Company’s officers or directors. Even though the Company plans to obtain an opinion from an independent investment banking firm or another independent third party that commonly renders valuation opinions, regarding the fairness to our stockholders from a financial point of view of any investment in companies affiliated with our officers, directors, advisors or existing stockholders, potential conflicts of interest may still exist, and as a result, the terms of the investment may not be as advantageous to the Company’s public stockholders as they would be absent any conflicts of interest.

SECURITIES BEING OFFERED

General

As of the date of this Offering Circular, the Company’s authorized capital stock consists of 200,000,000 shares of Common Stock, at $0.001 par value per share. We are offering Common Stock in this Offering.

Qualified Small Business Stock

The Company expects to be a “qualified small business” as defined in Section 1202(d) of the Internal Revenue Code of 1986, as amended, at and immediately after the issuance of the Shares. The Company has no predecessor and has never at any time held gross assets in excess of $50 million and does not expect to hold gross assets in excess of $50 million immediately after this Offering (including the proceeds of this Offering).

We intend that the Company will operate in the future in the manner required for the Shares offered in this Offering to qualify as “qualified small business stock” as defined in I.R.C. § 1202(c), so that investors in this Offering (other than corporations) that meet the more than 5-year holding period specified in I.R.C. Section 1202(a) may be eligible to exclude from gross income for federal income tax purposes 100% of any gain realized on a future sale or exchange of the Shares (up to the maximums prescribed in I.R.C. Section 1202(b)) and to receive an equivalent preference for federal alternative minimum tax purposes.

The Company has not redeemed any of its issued stock since its formation and has no intention to do so at any time within one year of the date of this Offering. It intends to satisfy the “active business requirement” in I.R.C. § 1202(d) under the aggregation rules in I.R.C. § 1202(d)(e) as a “parent-subsidiary controlled group” by retaining at least 80% of its assets (by value) in the form of stock representing more than 50%, by vote or value, of subsidiary corporations engaged in the active conduct of one or more qualified trades or businesses, as the term “qualified trade or business” is defined in I.R.C. § 1202(e)(3). It will not hold more than 10 percent of the value of its assets (net of liabilities) in the form of stock or securities of corporations that are not subsidiaries, except to the extent such stock or securities are permitted to be held as working capital or temporary investment under I.R.C. § 1202(e)(6). The Company and its subsidiaries will strive to avoid engagement in other activities or businesses or the acquisition or holding of assets or positions that would disqualify the Company from being a qualified small business.

While the Company intends that the Shares will constitute qualified small business stock in the hands of eligible investors who satisfy the 5-year holding period, and will use its best efforts to that end, no assurance can be given that the Shares will in fact constitute qualified small business stock in any particular case or that the law currently in effect will still be in force unmodified at the time that the Shares are sold. Investors should consult with their own tax advisors as to whether, if they purchase Shares in this Offering, they can expect to qualify for the partial exclusion from gain currently provided by I.R.C. § 1202.

The preceding discussion is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local tax consequences, if applicable, of purchasing, holding and disposing of our Shares, including the consequences of any proposed change in applicable laws.

Common Stock

Holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings), and do not have cumulative voting rights.

Subject to preferences (of which, currently there are none) that may be applicable to any then outstanding class of capital stock having prior rights to dividends, holders of the Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors out of legally-available funds.

In the event of liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and the satisfaction of any liquidation preference (of which, currently there are none) granted to the holders of any then outstanding class of capital stock having prior liquidation rights. Holders of the Common Stock have no preemptive, subscription, redemption, or conversion rights. The rights, preferences, and privileges of holders of the Common Stock will be subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

The number of authorized shares of Common Stock may be increased or decreased subject to the Company’s legal commitments at any time and from time to time to issue them, by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the SEC. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors, certain types of capital-raising and material acquisitions. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 shareholders of record and have filed at least one Form 1-K.

At least every 12 months until this Offering is terminated, we will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, to include the company’s recent financial statements.

We may supplement certain information in this Offering Circular by filing a Supplement to it, and whenever we enter into a letter of intent with a Prospective Portfolio Company, we will file a Supplement containing information about that acquisition, and a Form 1-U which will include the letter of intent.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

FINANCIAL STATEMENTS

SEISMIC CAPITAL COMPANY

FINANCIAL STATEMENTS

FOR YEAR ENDED DECEMBER 31, 2021 AND FOR THE PERIOD FROM JULY 1, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Seismic Capital Company

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Seismic Capital Company (the “Company”) as of December 31, 2021 and 2020, the related statements of operations, stockholders’ deficit and cash flows for the year ended December 31, 2021 and for the period from July 1, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from July 1, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company’s business plan is dependent on the completion of a financing and its cash and working capital deficit as of December 31, 2021 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, audits of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2020.

Los Angeles, CA

April 28, 2022

SEISMIC CAPITAL COMPANY

BALANCE SHEETS

DECEMBER 31, 2021 AND 2020

	2021	2020
ASSETS
CURRENT ASSETS
Cash	$104,012	$5,683
Prepaid expenses	24,054	7,759

TOTAL CURRENT ASSETS	128,066	13,442

NON-CURRENT ASSETS
Deferred offering costs	-	50,000

TOTAL ASSETS	$128,066	$63,442

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable	$246,170	$65,102
Acrrued expenses	287,828	137,500
Accrued compensation - founders	3,454,688	375,000
Advances from founders	240,184	16,659
Notes payable	100,000	-
Liability for common stock to be issued	35,000	-

TOTAL CURRENT LIABILITIES	4,363,870	594,261

COMMITMENTS AND CONTINGENCIES (Note 7)

STOCKHOLDERS' DEFICIT
Common stock, $0.001 par value, 200,000,000 shares authorized, 26,614,479 and 26,393,534 shares issued and outstanding as at December 31, 2021 and 2020, respectively	26,614	26,393
Additional paid-in capital	869,278	365,675
Accumulated deficit	(5,131,696)	(922,887)

TOTAL STOCKHOLDERS' DEFICIT	(4,235,804)	(530,819)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$128,066	$63,442

The accompanying notes are an integral
part of these financial statements.

SEISMIC CAPITAL COMPANY

STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021 AND

FOR THE PERIOD FROM JULY 1, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

	2021	2020

REVENUES	$-	$-

OPERATING EXPENSES
Compensation	3,079,688	546,234
Legal and Professional	863,748	199,883
Other operating expenses	265,373	176,770

TOTAL OPERATING EXPENSES	4,208,809	922,887

NET LOSS	(4,208,809)	(922,887)

Weighted average number of common shares, basic and diluted	26,558,042	26,315,968

Basic and diluted net loss per common share	$(0.16)	$(0.04)

The accompanying notes are an integral
part of these financial statements.

SEISMIC CAPITAL COMPANY

STATEMENTS OF STOCKHOLDERS' DEFICIT

FOR YEAR ENDED DECEMBER 31, 2021 AND

FOR THE PERIOD FROM JULY 1, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Dollar
Balance at July 1, 2020	-	$-	$-	$-	$-

Issuance of common shares to founders	26,250,000	26,250	78,750	-	105,000
Issuance of common shares for cash	80,000	80	149,920	-	150,000
Issuance of common shares for advance from officer	57,284	57	57,227	-	57,284
Issuance of common shares for services	6,250	6	12,494	-	12,500
Stock compensation expense to founders	-	-	67,284		67,284
Net loss	-	-	-	(922,887)	(922,887)

Balance at December 31, 2020	26,393,534	$26,393	$365,675	$(922,887)	$(530,819)

Issuance of common shares for cash	152,195	152	366,172	-	366,324
Issuance of common shares for services	68,750	69	137,431	-	137,500
Net loss	-	-	-	(4,208,809)	(4,208,809)

Balance at December 31, 2021	26,614,479	$26,614	$869,278	$(5,131,696)	$(4,235,804)

The accompanying notes are an integral
part of these financial statements.

SEISMIC CAPITAL COMPANY
STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2021 AND
FOR THE PERIOD FROM JULY 1, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,208,809)	$(922,887)
Adjustments to reconcile net loss to net cash used in operating activities:
Non cash compensation- founders	-	171,234
Shares issued for services	137,500	12,500
Amortization of deffered offering costs	50,000	-
Change in operating assets and liabilities:
Change in prepaid expenses	(16,295)	(7,759)
Change in accounts payable	181,068	65,102
Change in accrued expenses	150,328	137,500
Change in accrued compensation - founders	3,079,688	375,000

NET CASH USED IN OPERATING ACTIVITIES	(626,520)	(169,310)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from officers	258,525	73,943
Repayment of advances from officers	(15,000)	--
Proceeds from notes payable	100,000	--
Proceeds from sale of common stock	346,324	151,050
Proceeds from sale of common stock to be issued	35,000	-
Offering costs	-	(50,000)

NET CASH PROVIDED BY FINANCING ACTIVITIES	724,849	174,993

NET INCREASE IN CASH	98,329	5,683

CASH, BEGINNING OF PERIOD	5,683	-

CASH, END OF PERIOD	$104,012	$5,683

SUPPLEMENTAL DISCLOSURES:
Interest paid in cash	$-	$-
Income taxes paid in cash	$-	$-

SUPPLEMENTAL DISCLOSURES OF NON CASH FINANCING ACTITIVIES:
Repayment of advances from officers with shares	$20,000	$57,284

The accompanying notes are an integral
part of these financial statements.

SEISMIC CAPITAL COMPANY

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Note 1 – Organization and Summary of Significant Accounting Policies

Organization and Business Activities: Seismic Capital Company (the “Company”) was incorporated in the state of Delaware on July 1, 2020. The Company was formed to raise capital and acquire early stage, primarily technology, companies that would benefit from financial, advisory, back-office, relationship and other support. The Company has started identifying target companies and is in the process of developing business plans specific to these targets. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

Emerging Growth Company: The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Basis of Presentation: The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Reclassification: Certain numbers from the 2020 financial statements have been reclassified to conform to the current year presentation.

Cash and Cash Equivalents: The Company considers cash equivalents to include cash and investments with an original maturity of three months or less. The Company did not have any cash equivalents as of December 31, 2021 and 2020.

Concentration of Credit Risk: Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2021 and 2020, the Company has not experienced losses on this account.

 SEISMIC CAPITAL COMPANY

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Note 1 – Organization and Summary of Significant Accounting Policies (Continued)

Use of Estimates: GAAP requires that the financial statements include estimates by management in the valuation of certain assets and liabilities at the date of the financial statement. Management uses its historical records and knowledge of its business in making these estimates. Accordingly, actual results may differ from these estimates.

Deferred Offering Costs: Deferred offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Proposed Public Offering. The Proposed Public Offering was delayed and the deferred offering costs previously presented on the balance sheet at December 31, 2020 were charged to operations during the year ended December 31, 2021.

Stock-Based Compensation: The Company accounts for share-based compensation arrangements in accordance with Financial Accounting Standards Board (“FASB”) ASC 718, which requires the measurement and recognition of compensation expense for all share-based payment awards to be based on estimated fair values. For restricted stock units, the value of the award is based on the Company’s stock price at the grant date. Expense is recognized over the vesting period for all awards.

Recent Accounting Standards:. In August 2020, the FASB issued “ASU 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)” which simplifies the accounting for convertible instruments. The guidance removes certain accounting models which separate the embedded conversion features from the host contract for convertible instruments. The Company elected to early adopt ASU 2020-06 effective January 1, 2021. The Company entered into its first convertible debt instrument in the 4th quarter of 2021, therefore the adoption of this accounting standard had no impact on previously issued financial statements.

Note 2 – Going Concern

These accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business for a period following the date of these financial statements. The Company is in its very early stages and has not yet started generating revenue. It relies on capital raises to implement its business plan. The Company is in the process of raising funds which it believes should be sufficient to continue operations, however, at this early stage, there is no assurance that the Company will raise enough funds or commence generating sufficient revenues to pay its obligations as they become due, which raises substantial doubt about our ability to continue as a going concern for a period of at least one year from the date these financial statements are issued. No adjustments have been made to the carrying value of assets or classification of liabilities as a result of this uncertainty.

Note 3 – Notes Payable

In December 2021, the Company entered into two notes payable and with two unrelated parties for a total consideration of $100,000. These notes bear interest at 12% and are due in December 2022. The note holders may elect to receive 2% of interest in shares at a rate of $5.50 per share and the remaining 10% in cash. The note holders also may elect to receive all or any part of the principal amount and interest on the due date or any earlier prepayment date at a rate of 11,182 shares of common stock for every $50,000 of principal amount.

SEISMIC CAPITAL COMPANY

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Note 4 – Related Party Transactions

Officers paid $207,333 and $72,943 during the years ended December 31, 2021 and 2020, respectively, for various expenses on behalf of the Company, and an officer also advanced $51,192 and $1,000 to the Company during the years ended December 31, 2021 and 2020, respectively. $20,000 and $57,284 of these advances were repaid through issuance of shares of common stock during the years ended December 31, 2021 and 2020, respectively. $15,000 was also repaid in cash during the year ended December 31, 2021. The balance of advances does not bear interest and has no repayment terms, therefore presented in current liabilities.

 Note 5 – Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company is subject to income taxes in the United States Federal, and State of California jurisdictions.

The provision for income taxes consist of the following provisions/(benefits):

	2021	2020
Deferred tax benefit:
Federal	$785,552	$143,980
State	362,747	66,486
Change in valuation allowance	(1,148,299)	(210,465)
Provision for income taxes	$-	$-

 The provision for income taxes differs from the statutory federal income tax rate as follows:

	2021	2020
Tax expense at the federal statutory rate	21.0%	21.0%
State taxes, net of federal benefit	6.5%	5.7%
Permanent differences	(0)%	(3.9)%

Change in valuation allowance	(27.5)%	(22.8)%
Effective income tax rate	0%	0%

 The components of deferred tax assets as of December 31, 2021 and December 31, 2020 relate to temporary differences as follows:

	December 31, 2021	December 31, 2020
Deferred start up expense	$392,018	$105,527
Deferred compensation	966,746	104,938

Deferred tax assets	1,358,764	210,465
Valuation allowance	(1,358,764)	(210,465)
Deferred tax assets, net	$-	$-

SEISMIC CAPITAL COMPANY

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Note 5 – Income Taxes (Continued)

The Company has assessed the likelihood that deferred tax assets will be realized in accordance with the provisions ASC 740 “Income Taxes” (“ASC 740”). ASC 740 requires that such a review considers all available positive and negative evidence, including a scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. ASC 740 requires that a valuation allowance be established when it is “more likely than not” that all, or a portion of, deferred taxes assets will not be realized. After the performance of such reviews as of December 31, 2021, management believes that the uncertainty exists with respect to future realization of its deferred tax assets and has, therefore, established a full valuation allowance as of this date, Thus, the Company recorded the valuation allowance of $1,358,764 at December 31, 2021, which represents an increase of $1,148,299 during the year ended December 31, 2021.

The Company has adopted guidance issued by the FASB that clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold of more likely than not and a measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

In making this assessment, the Company must determine whether it is more likely than not that a tax position will be sustained upon examination, based solely on the technical merits of the position and must assume that the tax position will be examined by taxing authorities. The Company has evaluated its tax positions and determined that no accrual for unrecognized tax benefits were required at December 31, 2021.

The Company’s policy is to include interest and penalties related to unrecognized tax benefits in income tax expense. The Company will file tax returns with the Internal Revenue Service (“IRS”), and in any states and any other jurisdictions in which it is required to file income tax returns. The Company is subject to income tax examinations by the IRS and state tax authorities for such filings.

Note 6 – Equity

The Company is authorized to issue 200,000,000 shares of common stock with a par value of $0.001 per share. The Company effected a reverse stock split effective December 30, 2020, whereby each four shares of common stock was converted into one share of common stock. These financial statements present all number of shares and per share amounts on a post reverse split basis, as if the reverse stock split had been effective at the beginning of the period.

26,250,000 shares of common stock were issued pursuant to four Founder Stock Purchase Agreements effective July 1, 2020. The consideration totaling $1,050 ($0.00004 per share) was received in September 2020. The $103,950 excess of the then par value over the cash consideration was recorded as compensation to founders.

10,500,000 of these shares are subject to a Company repurchasing option schedule requiring the founders to maintain their business relationship as described in the agreement. The repurchasing option expires on a total of 6,562,500 shares on July 1, 2022 and 3,937,500 shares on July 1, 2023. The shares eligible for repurchase by the Company are at the option of the Company at the then fair market value of the vested shares in the event of a termination, bankruptcy, or divorce.

 SEISMIC CAPITAL COMPANY

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Note 6 – Equity (Continued)

During the year ended December 31, 2020, as part of its fundraising efforts, the Company issued 10,000 shares of common stock to one of its founders for a cash consideration of $10,000; and 70,000 shares of common stock to eight individuals for a cash consideration of $140,000. In connection with the issuance of 10,000 shares to one of its founders for cash, the Company recognized an additional $10,000 of compensation expense based on the difference between the fair market value of the shares on the issuance date and the cash proceeds received.

During the year ended December 31, 2020, the Company also issued 6,250 shares of common stock for consulting services totaling $12,500, and as disclosed in note 4, the company also issued 57,284 shares of common stock to an officer in payment of $57,284 in advances from that officer. In addition, the Company recognized an additional $57,284 of compensation expense from this transaction based on the difference between the fair market value of the shares on the issuance date and the amount of advances paid.

During the year ended December 31, 2021, the Company issued a total of 68,750 shares of common stock valued at $137,500 to 11 advisors for services received.

During the year ended December 31, 2021, as part of its fundraising efforts, the Company issued 152,195 shares of common stock to 40 individuals for a net cash consideration of $366,324 (net of fees totaling $1,600) at prices from $2 per share at the beginning of the period, and reaching $5.50 per share at the end of the period.

Note 7 – Commitments and Contingencies

Employment Agreements: On August 25, 2020, the Company entered into employment agreements with three founders of the Company, effective July 1, 2020. Each agreement is for a period of five years at a starting salary of $250,000 per year, plus the possibility of a bonus ranging between 50% and 200% of the original annual salary. The Company also entered into a similar agreement on August 28, 2020 with a fourth founder at a starting salary of $125,000 per year plus the possibility of a bonus ranging between 50% and 200% of the original annual salary. Such contract became effective on January 1, 2021. The Company accrued $3,079,688 and $375,000 with respect to these agreements during the years ended December 31, 2021 and 2020, respectively, which includes a bonus of 190% of the original annual salary up to June 30, 2021, and a bonus of 142.5% of original salary starting July 1, 2021. Salaries also increased by 10% effective July 1, 2021 for the original three founders and will increase by 10% for the fourth founder, effective January 1, 2022. The employment agreements also provide for a contingent signing bonus equal to each founder’s annual salary if the Company closes on the sale of the Company’s equity securities in the aggregate amount of no less than $5,000,000.

The Company also entered into service agreements with 12 advisors for two years ending in June 2022 under which the Company will issue up to $25,000 worth of shares annually to each advisor. The Company accrued $137,500 for services received from the advisors for the period from July 1, 2020 through December 31, 2020, which are reflected as a liability on the balance sheet at December 31, 2020 as the shares were issued in January 2021. The Company accrued $287,500 for the year ended December 31, 2021 with respect to these services, and these shares have not been issued at December 31, 2021.

Legal Matters: From time to time, the Company may be involved in legal proceedings in the normal course of its business. The Company is not involved in any legal proceedings at the present time.

SEISMIC CAPITAL COMPANY

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Note 8 – Subsequent Events

Subsequent to December 31, 2021, the Company entered into four additional notes in January and February 2022 for consideration of $200,000. These notes mature in 12 months, and bear interest at 10% per annum.

Subsequent to December 31, 2021, the Company issued 20,832 shares of common stock at $5.50 per share for total proceeds of $114,550. The Company also issued a total 6,365 shares of common stock for the $35,000 collected in 2021, but for which the shares had not yet been issued at December 31, 2021.

The Company has evaluated all events that occurred after the balance sheet date through the date when the financial statements were issued.

PART III

INDEX TO EXHIBITS

1.1	Broker-Dealer Agreement(1)

2.1	First Amended and Restated Certificate of Incorporation(1)

2.2	Bylaws(1)

4.	Form of Subscription Agreement(1)

6.1	Employment Agreement (Steven Weinstein)(1)

6.2	Employment Agreement (Eric White)(1)

6.3	Employment Agreement (Alice Neuhauser)(1)

6.4	Employment Agreement (Yann Geron)(1)

6.5	Letter of Intent between the Company and Blockbonds/Spenn AS dated November 16, 2020(1)

6.6	Letter of Intent between the Company and Spare CS, Inc. dated November 16, 2020(1)

6.7	Letter of Intent between the Company and Parq, Inc. dated November 16, 2020(1)

8.	Escrow Agent Agreement(1)

11.	Consent of Marcum LLP, Independent Registered Public Accounting Firm

12.	Attorney opinion on legality of the offering(1)

13.	“Test the waters” materials(1)

16.	Draft offering statement previously submitted pursuant to Rule 252(d) (October 16, 2020)(1)

(1)	Filed as an exhibit to Seismic Capital Company Regulation A Offering Statement on Form 1-A (Commission File No. 024-11376)

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on August 18, 2022.

Seismic Capital Company

/s/ Steven P. Weinstein

By Steven Weinstein, Co-Founder, Chief Executive Officer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Steven P. Weinstein	Date: August 18, 2022
Steven P. Weinstein
Chief Executive Officer, Director

/s/ Alice P. Neuhauser	Date: August 18, 2022
Alice P. Neuhauser
Chief Financial Officer, Principal Accounting Officer Director

/s/ Eric White	Date: August 18, 2022
Eric White
Director